SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

     Filed by the Registrant ☑
     Filed by a Party other than the Registrant ☐
     Check the appropriate box:
     ☐ Preliminary Proxy Statement
     ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     ☑ Definitive Proxy Statement
     ☐ Definitive Additional Materials
     ☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

GROUP 1 AUTOMOTIVE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     ☑ No fee required.
     ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

     ☐ Fee paid previously with preliminary materials.

     ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

April 22, 2005

Dear Fellow Stockholder:

     You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Group 1 Automotive, Inc. to be held at 10:00 a.m., central time, on Wednesday, May 18, 2005, at JPMorgan Chase, Mezzanine Level, 707 Travis Street, Houston, Texas.

     The matters to be acted on at the meeting are set forth in the accompanying Notice of Annual Meeting and Proxy Statement. Additionally, we will report on the business and financial performance of Group 1.

     It is important that your shares are represented at the meeting, whether or not you plan to attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to submit a proxy containing your voting instructions, as soon as possible, by telephone, through the Internet, or by signing, dating and mailing your proxy card, each in the manner described in the accompanying Proxy Statement. Our Board of Directors recommends that stockholders vote FOR each of the matters described in the proxy statement to be presented at the meeting.

     We look forward to seeing you on May 18th at our Annual Meeting in Houston.

Sincerely,

John L. Adams
Chairman of the Board

Houston, Texas

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 18, 2005

To the Stockholders of Group 1 Automotive, Inc.:

     The Annual Meeting of Stockholders of Group 1 Automotive, Inc. will be held on Wednesday, May 18, 2005, at 10:00 a.m., central time, at JPMorgan Chase, Mezzanine Level, 707 Travis Street, Houston, Texas. At the meeting, we will consider and vote upon the following matters:

(1)	The election of two directors to serve until the 2008 Annual Meeting of Stockholders;

(2)	The ratification of the appointment by the Audit Committee of Ernst & Young LLP as independent auditors of Group 1 for the year ended December 31, 2005; and

(3)	The consideration of any other business that is properly presented at the meeting or any adjournments or postponements of the meeting.

     If you were a stockholder at the close of business on March 21, 2005, you are entitled to vote at the meeting. A list of stockholders is available and may be inspected during normal business hours prior to the annual meeting at the offices of Group 1, 950 Echo Lane, Suite 100, Houston, Texas 77024. The list of stockholders will also be available for your review at the annual meeting. In the event there are not sufficient votes for a quorum or to approve the forgoing proposals at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies.

     We cordially invite you to attend the annual meeting in person. Even if you plan to attend the meeting, we ask that you cast your vote as soon as possible. You may vote your shares in person at the meeting, by telephone, through the Internet or by mailing in a proxy card, each in the manner described in the accompanying proxy statement. You may revoke your proxy at any time prior to its exercise.

By Order of the Board of Directors,

Jeffrey M. Cameron
Secretary

Houston, Texas
April 22, 2005

IMPORTANT

Please VOTE by proxy card, telephone or Internet
whether or not you plan to attend the meeting.

i

950 Echo Lane, Suite 100
Houston, TX 77024

PROXY STATEMENT

     These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors of Group 1 Automotive, Inc. for use at our 2005 Annual Meeting of Stockholders and at any adjournment of that meeting. The meeting will be held at JPMorgan Chase, Mezzanine Level, 707 Travis Street, Houston, Texas, on Wednesday, May 18, 2005, at 10:00 a.m., central time. This proxy statement and the enclosed proxy card are being mailed to stockholders beginning on or about April 22, 2005. Because many stockholders are unable to attend the meeting, our Board of Directors solicits proxies from our stockholders to ensure that each stockholder has an opportunity to vote on all matters scheduled to come before the meeting. We urge you to read carefully the material in this proxy statement.

ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

     At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting, including the election of directors, the ratification of Ernst & Young LLP as our independent auditors and consideration of any other matters properly presented at the meeting. In addition, senior management will report on our business and financial performance during fiscal 2004 and respond to your questions.

Who is entitled to vote at the meeting?

     Only our stockholders as of 5:00 p.m., central time, on March 21, 2005, the record date, are entitled to receive notice of the annual meeting and to vote at the meeting. On March 21, 2005, there were 23,521,169 shares of Group 1 common stock issued and outstanding and entitled to vote at the meeting.

How many votes can I cast?

     You are entitled to one vote for each share of Group 1 common stock you owned at 5:00 p.m., central time, on March 21, 2005 on all matters presented at the meeting.

How do I vote my shares?

     If you hold your shares as a stockholder of record, you can vote in person at the annual meeting or you can provide a proxy to be voted at the meeting by:

•	calling 1-866-540-5760;

•	using the Internet, at www.proxyvoting.com/gpi; or

•	mailing the enclosed proxy card.

     If you are a stockholder of record and you would like to vote by telephone or by using the Internet, please refer to the specific instructions set forth on the enclosed proxy card. Voting by telephone or by the Internet is expressly permitted in Delaware, our state of incorporation. The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly. If you wish to vote using a paper format and you return your signed proxy to us before the annual meeting, we will vote your shares as you direct.

     If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number located on the enclosed proxy card before your proxy will be accepted. In addition to the instructions that appear on the enclosed proxy card and information sheet, step-by-step instructions will be provided by recorded telephone message or at the designated Web site on the Internet. Once you have voted in accordance with those instructions, you will receive confirmation that your proxy has been successfully submitted.

     If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote such shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange.

     If you vote by granting a proxy, Earl J. Hesterberg, Jr., our President and Chief Executive Officer or Robert T. Ray, our Senior Vice President, Chief Financial Officer and Treasurer, will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, Messrs. Hesterberg or Ray will vote those shares as recommended by our Board of Directors.

What is the difference between a stockholder of record and a “street name” holder?

     If your shares are registered directly in your name with Mellon Investor Services, LLC, our stock transfer agent, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by another nominee, you are considered the beneficial owner of those shares, and your shares are held in “street name.”

How do I vote my shares in person at the meeting?

     If you are a stockholder of record, you may vote your shares by completing a ballot at the meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you currently plan to attend the annual meeting in person, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. If you hold your shares in “street name,” you may only vote those shares in person if you obtain a signed proxy from your broker or other nominee giving you the right to vote the shares.

Can I revoke my proxy?

     Yes. You can revoke your proxy at any time before it is exercised by:

•	submitting written notice of revocation to Jeffrey M. Cameron, Group 1 Automotive, Inc., 950 Echo Lane, Suite 100, Houston, Texas 77024;

•	submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

•	attending our meeting and voting your shares in person.

What vote is required to approve the election of directors?

     In the election of directors, you may either vote “FOR” the nominees or “WITHHOLD” your vote for the nominees. Abstentions and broker non-votes will have no effect on the outcome of the election of the directors. If a nominee receives a plurality of the votes cast, he will be elected to our Board of Directors.

     Abstentions occur when stockholders are present at the annual meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. Broker non-votes occur when nominees (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the meeting and do not have discretionary authority to vote those shares under the applicable rules of the New York Stock Exchange.

What vote is required to approve the ratification of the appointment of Ernst & Young LLP as Group 1’s independent auditors?

     In voting on the ratification of the appointment of Ernst & Young LLP as our independent auditors, you may vote “FOR” the ratification, “AGAINST” the ratification or “ABSTAIN” from voting on the ratification. Holders of a majority of the shares of our common stock cast with respect to the proposal must vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors in order for such ratification to be approved at the annual meeting. Abstentions and broker non-votes are not counted as votes cast with respect to the proposal.

How does the Board of Directors recommend I vote on the proposals?

     The Board of Directors recommends that you vote:

•	FOR each of the nominees for director set forth on pages 4 and 5; and

•	FOR the ratification of the appointment by the Audit Committee of Ernst & Young LLP as our independent auditors.

What is a quorum?

     A quorum is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock as of the record date. There must be a quorum for the meeting to be held. If you submit a valid proxy card, vote by Internet or phone, or attend the meeting, your shares will be counted to determine whether there is a quorum. Abstentions and broker non-votes will be counted toward the quorum.

May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

     You may submit proposals for consideration at future stockholder meetings, including director nominations. In order for a stockholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than December 23, 2005. In addition, for a stockholder proposal, including a director nomination, to be considered at next year’s annual meeting, the written proposal must be received by us no earlier than February 17, 2006 and no later than March 9, 2006. Please read “Stockholder Proposals for 2006 Annual Meeting” on page 34 for a more detailed discussion of the requirements for submitting a stockholder proposal for consideration at next year’s annual meeting.

ITEM 1 - ELECTION OF DIRECTORS

     Our Restated Certificate of Incorporation provides for a classified Board of Directors. The directors are divided into three classes, with each class serving for a period of three years. As a result, the stockholders elect approximately one-third of the members of our Board of Directors annually. You are being asked to elect two Class III directors at this annual meeting to serve until the 2008 annual meeting, until his successor is elected and qualified or until the earlier of his death, resignation or removal. The term for our Class I directors expires in 2006, and the term for our Class II directors expires in 2007.

     In accordance with our bylaws, the two nominees who receive the greatest number of votes cast for election by our stockholders will be elected as directors. As a result, abstentions, votes “WITHHELD,” and broker non-votes will have no effect on the outcome of the election of directors, assuming a quorum is present or represented by proxy at the annual meeting. Stockholders may not cumulate their votes in the election of our directors.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed in this proxy statement. We have no reason to believe that the nominees will be unable or unwilling to serve if elected. However, if a nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by our Board of Directors, or the Board of Directors may reduce the number of directors.

     The following table sets forth certain information, as of the date of this proxy statement, regarding the nominees and the other directors of Group 1.

		Director
	Position and Offices with Group 1	Since	Age
Class III Nominees
Louis E. Lataif	Director	2002	66
Stephen D. Quinn	Director	2002	49

Class I Directors
Earl J. Hesterberg, Jr.	Director, President and Chief Executive Officer	2005	51
B.B. Hollingsworth, Jr. (1)	Director	1996	62
Robert E. Howard II	Director	1997	58

Class II Directors
John L. Adams	Director, Chairman of the Board	1999	60
J. Terry Strange	Director	2003	61
Max P. Watson, Jr.	Director	2001	59

(1)	Mr. Hollingsworth resigned as Chairman of the Board, President and Chief Executive Officer on April 9, 2005.

BOARD OF DIRECTORS

Nominees for Election to Term Expiring 2008 (Class III Directors)

     Louis E. Lataif

     Mr. Lataif has served as one of our directors since August 2002. He has served as Dean of the School of Management at Boston University since 1991 following a distinguished 27-year career with Ford Motor Company. While at Ford, he was named General Manager of Ford Division and elected a corporate Vice President, then Ford’s youngest officer, and served as President, Ford of Europe from 1988 to 1991. Mr. Lataif serves on the Boards of

Directors of Sanyo Electric Company, Ltd., an electronic and consumer products manufacturer, and Magna Entertainment Corp., an owner and operator of thoroughbred racetracks. He is also a member of the Boards of Directors of Interaudi Bank and Great Lakes Chemical Corporation, a producer of specialty and performance chemicals, where he is Chairman of the Audit Committee. Mr. Lataif is a member of the Board of Trustees of the Iacocca Foundation.

     Stephen D. Quinn

     Mr. Quinn has served as one of our directors since May 2002. Mr. Quinn joined Goldman, Sachs & Co. in August 1981 where he specialized in Corporate Finance. From 1990 until his retirement in 2001, Mr. Quinn served as a General Partner and Managing Director of Goldman, Sachs & Co. Mr. Quinn also serves on the Board of Directors, the Audit Committee and the Nominating and Governance Committee of Zions Bancorporation and on the Board of Directors and the Audit Committee of American Express Bank, Ltd., a wholly-owned subsidiary of American Express Company.

Class I Directors

     Earl J. Hesterberg, Jr.

     Mr. Hesterberg has served as President and Chief Executive Officer of Group 1 since April 9, 2005. Prior to joining Group 1, Mr. Hesterberg served as Group Vice President, North America Marketing, Sales and Service for Ford Motor Company since October 2004. From July 1999 to September 2004, he served as Vice President, Marketing, Sales and Service for Ford of Europe. Mr. Hesterberg has also served as President and Chief Executive Officer of Gulf States Toyota, as well as held various senior sales, marketing, general management, and parts and service positions with Nissan Motor Corporation in U.S.A. and Nissan Europe.

     B.B. Hollingsworth, Jr.

     Mr. Hollingsworth, a co-founder of Group 1, has served as one of our directors since August 1996. Mr. Hollingsworth served as our President and Chief Executive Officer from August 1996, and as Chairman of the Board from March 1997, until his resignation from those positions on April 9, 2005. Prior to joining Group 1, Mr. Hollingsworth spent 19 years in various positions with Service Corporation International (“SCI”), which he helped establish as the leading funeral service company in North America. He served as a director and President of SCI from 1975 until his retirement in 1986. Prior to November 1997, Mr. Hollingsworth was a stockholder and director of Foyt Motors, Inc., a Group 1 subsidiary acquired in November 1997. He also serves on The Council of Overseers of Rice University’s Jesse H. Jones Graduate School of Management, as a Director on the JPMorgan Chase Houston Regional Advisory Board and on the Board of Directors of the Greater Houston Partnership.

     Robert E. Howard II

     Mr. Howard, a co-founder of Group 1, has served as one of our directors since April 1997, and served as President of the Bob Howard Auto Group from November 1997 through November 2002. Mr. Howard has more than 32 years of experience in the automotive retailing industry. In January 2003, Mr. Howard purchased Mercedes-Benz of Oklahoma from us and now serves as a director and President of the dealership, which is unaffiliated with Group 1. From 1969 to 1977, he served in various management positions at franchised dealerships, many of which were acquired by Group 1. He was a recipient of the 1997 Time Magazine Quality Dealer Award and presently serves as a Commissioner of the Oklahoma Motor Vehicle Commission.

Class II Directors

     John L. Adams

     Mr. Adams has served as Chairman of the Board since April 9, 2005 and as one of our directors since November 1999. Mr. Adams has served as Executive Vice President of Trinity Industries, Inc., one of North America’s largest manufacturers of transportation, construction and industrial products, since January 1999. He has been elected Vice Chairman effective July 1, 2005. Before joining Trinity Industries, Mr. Adams spent 25 years in various positions with Texas Commerce Bank N.A. and its successor, Chase Bank of Texas, National Association. From 1997 to 1998, Mr. Adams was Chairman, President and Chief Executive Officer of Chase Bank of Texas. Mr. Adams serves on the Board of Directors and as Chairman of the Audit Committee of American Express Bank, Ltd., a wholly-owned subsidiary of American Express Company. Mr. Adams serves as Southwest Region Trustee for the Boys & Girls Clubs of America and on the University of Texas Chancellor’s Council and Business School Advisory Board, and also serves on the Board of Directors, the Compensation Committee and as Chairman of the Audit Committee of the Children’s Medical Center of Dallas.

     J. Terry Strange

     Mr. Strange has served as one of our directors since October 2003. In 2002, Mr. Strange retired from KPMG, LLP, an independent accounting firm, where he served from 1996 to 2002 as Vice Chairman, Managing Partner of U.S. Audit Practice and head of KPMG’s internal risk management program. From 1998 to 2002, Mr. Strange served as Global Managing Partner of Audit Business and a member of KPMG’s International Executive Committee. During his 34-year career at KPMG, his work included interaction with the Financial Accounting Standards Board and the Securities and Exchange Commission, testifying before both bodies on issues impacting the auditing profession and SEC registrants. Mr. Strange serves on the Boards of Directors and the Audit Committees of Compass Bancshares, Inc., a financial institution, New Jersey Resources Corporation, a retail and wholesale energy service provider, and Newfield Exploration Company, an oil and gas exploration and production company. Mr. Strange also serves on the Board of Directors, the Audit Committee and the Compensation Committee of BearingPoint, Inc., a business consulting, systems integration and managed services firm.

     Max P. Watson, Jr.

     Mr. Watson has served as one of our directors since May 2001. Mr. Watson served as President and Chief Executive Officer of BMC Software, Inc., one of the world’s largest software vendors, from April 1990 to January 2001. He served as Chairman of the Board of BMC from January 1992 to April 2001. Mr. Watson is President of the Board of Trustees of Texas Children’s Hospital.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

     Our Board of Directors has adopted Corporate Governance Guidelines, which can be viewed on our Web site at www.group1auto.com. Among other matters, the guidelines include the following:

     Director Qualification Standards

•	The Nominating/Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to the Board. This assessment will include members’ qualification as independent, as well as consideration of diversity, age, skill and experience in the context of the needs of the Board.

•	The number of directors that constitutes the Board will be between three and nine. The Board believes that a smaller board generally functions more effectively than a large board as smaller boards generally promote greater participation by each board member, more effective and efficient decision making and greater individual accountability.

•	No director may serve on more than four other public company boards.

     Director Responsibilities

•	The basic responsibility of each director is to exercise his or her business judgment to act in what he or she reasonably believes to be in the best interests of Group 1 and its stockholders.

•	Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

•	Directors are encouraged to attend the annual meeting of stockholders.

     Director Access to Management and Independent Advisors

•	The Board and each committee of the Board have the power to hire independent legal, financial or other advisors as they may deem necessary.

•	The Board has full and free access to the officers and employees of Group 1 and welcomes regular attendance at each Board meeting of senior officers of Group 1.

     Chief Executive Officer Evaluation and Management Succession

•	The Compensation Committee will annually review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives and set the compensation of the Chief Executive Officer.

•	The Nominating/Governance Committee will meet annually on succession planning.

     Annual Performance Evaluation, Director Orientation and Continuing Education

•	The Board will conduct an annual self-evaluation of itself, its committees and each individual director.

•	All new directors must participate in an orientation program.

•	The Board will periodically allocate meeting time to receive information and updates on corporate governance issues, director best practices and legal and regulatory changes.

Code of Ethics for Chief Executive Officer, Chief Financial Officer, Controller and Certain Other Officers

     The Board has adopted a code of ethics for our Chief Executive Officer, our Chief Financial Officer, our Controller and all other financial and accounting officers of Group 1. A copy of this code of ethics can be viewed on our Web site at www.group1auto.com. Any change to, or waiver from, this code of ethics will be disclosed on our Web site within five business days after such change or waiver. Among other matters, this code of ethics requires each of these officers to:

•	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest in personal and professional relations;

•	avoid conflicts of interest and disclose any material transactions or relationships that reasonably could be expected to give rise to a conflict of interest;

•	work to ensure that Group 1 fully, fairly and accurately discloses information in a timely and understandable manner in all reports and documents that Group 1 files with the Securities and Exchange Commission and in other public communications made by Group 1;

•	comply with applicable governmental laws, rules and regulations; and

•	report any violations of the code to the Chief Executive Officer and the Chairman of the Audit Committee.

Code of Conduct

     The Board has adopted a code of conduct, which sets forth the standards of behavior expected of every employee, director and agent of Group 1. A copy of this code of conduct can be viewed on our Web site at www.group1auto.com. Among other matters, this code of conduct is designed to deter wrongdoing and to promote:

•	honest and ethical dealing with each other, with clients and vendors of Group 1, and with all other third parties;

•	respect for the rights of fellow employees and all third parties;

•	equal opportunity, regardless of age, race, sex, sexual orientation, color, creed, religion, national origin, marital status, veteran status, handicap or disability;

•	fair dealing with employees and all other third parties with whom Group 1 conducts business;

•	avoidance of conflicts of interest;

•	compliance with all applicable laws and regulations;

•	the safeguarding of Group 1 assets; and

•	the reporting of any violations of the code to the appropriate officers of Group 1.

INFORMATION ABOUT OUR
BOARD OF DIRECTORS AND COMMITTEES

     Our Board of Directors held six meetings in 2004. During the year, all directors attended at least 81% of the meetings of the Board of Directors and of the committees on which each served. Under our corporate governance guidelines, our directors are encouraged to attend the annual meeting of our stockholders. All of our directors attended our 2004 annual meeting of stockholders.

The Independence of the Members of the Board of Directors

     The Board of Directors has determined that each member of the Board of Directors, other than Messrs. Hesterberg, Hollingsworth and Howard, is “independent” as that term is defined in the New York Stock Exchange’s listing standards.

     Max P. Watson, Jr., who is a director and a member of the Compensation Committee, is the brother of John S. Watson who, although not an employee of Group 1, served as our Secretary until his resignation in March 2005. In addition, John Watson had been engaged to provide advisory services to Group 1 from time to time. During the twelve months ended December 31, 2004, Group 1 paid John Watson approximately $64,375 in fees.

     The Board of Directors has determined that Max Watson is independent under the rules of the New York Stock Exchange. In making this decision, the Board considered John Watson’s relationship with Group 1. The Board determined that such relationship is not material to the independence of Max Watson based on the following: (i) the relationship is not a direct relationship between Group 1 and Max Watson, but rather a relationship between Group 1 and Max Watson’s brother; (ii) the Secretary of Group 1 only performs a ministerial function, and John Watson was neither an executive officer nor an employee of Group 1; (iii) the Board’s view, based on Max Watson’s service on the Board since 2001, that Max Watson has demonstrated a history of acting in a manner independent from management; (iv) the fact that John Watson has provided legal services to Group 1 (whether as a partner of Vinson & Elkins L.L.P. or as an individual consultant) since Group 1’s inception in 1995 and prior to Max Watson’s election to the Board; and (v) the fact that the relationship did not implicate any of the New York Stock Exchange’s bright line independence disqualifications set forth in Section 303A(2).

     Group 1 has in the past, and may, in the future, make donations to various charitable organizations. From time to time, some of our directors, officers and employees have been, and in the future may be, affiliated with such charities. Our Board of Directors has determined that any such affiliations have not impacted the independence of our directors.

Executive Sessions of the Board of Directors

     The independent directors meet in executive session at each regularly scheduled meeting of the Board of Directors. In addition, the non-management directors meet in executive session at least annually at a regularly scheduled meeting of the Board of Directors. Mr. Adams, our non-executive Chairman of the Board, presides over these meetings and is responsible for preparing an agenda for the meetings of the independent directors or non-management directors in executive session.

Committees of the Board of Directors

     Our Board of Directors has established three standing committees to assist it in discharging its responsibilities: the Audit Committee, the Compensation Committee and the Nominating/Governance Committee. The following chart reflects the current membership of each of our Board’s committees:

	Audit	Compensation	Nominating/Governance
Name	Committee	Committee	Committee
John L. Adams	*	*	*
Earl J. Hesterberg, Jr.
B.B. Hollingsworth, Jr.
Robert E. Howard II
Louis E. Lataif	*		*
Stephen D. Quinn	*	*	**
J. Terry Strange	**	*
Max P. Watson, Jr.		**	*

*	Member

**	Chair

Audit Committee

     Our Audit Committee functions in an oversight role and has the following purposes:

•	oversee the quality, integrity and reliability of the financial statements and other financial information we provide to any governmental body or the public;

•	oversee our compliance with legal and regulatory requirements;

•	oversee our independent auditors’ qualifications and independence;

•	oversee the performance of our internal audit function and independent auditors;

•	oversee our systems of internal controls regarding finance, accounting, legal compliance and ethics that our management and Board of Directors have established;

•	provide an open avenue of communication among our independent auditors, financial and senior management, the internal auditing department, and our Board of Directors, always emphasizing that the independent auditors are accountable to the Audit Committee; and

•	perform such other functions as our Board of Directors may assign to the Audit Committee from time to time.

     In connection with these purposes, the Audit Committee annually selects, engages and evaluates the performance and on-going qualifications of, and determines the compensation for, our independent auditors, reviews our annual and quarterly financial statements, and confirms the independence of our independent auditors. The Audit Committee also meets with our management and external auditors regarding the adequacy of our financial controls and our compliance with legal, tax and regulatory matters and significant Group 1 policies. While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits, to determine that our financial statements are complete and accurate, or to determine that such statements are in accordance with accounting principles generally accepted in the United States and other applicable rules and regulations. Our management is responsible for the preparation of our financial statements in accordance with accounting principles generally accepted in the United States and our internal controls. Our independent auditors are responsible for the audit work on our financial statements. It is also not the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations and our policies and procedures. Our management is responsible for compliance with laws and regulations and compliance with Group 1’s policies and procedures.

     Our Board of Directors has adopted an Audit Committee Charter. The Audit Committee reviewed and recommended an amendment to its charter, which was approved by the Board of Directors at its regularly scheduled meeting in May 2004. A copy of the revised Audit Committee Charter is attached as Exhibit A to this Proxy Statement for your reference and is also posted on our Web site, www.group1auto.com.

     During 2004, the Audit Committee met 14 times and consisted of Mr. Adams (Chairman), Mr. Quinn, Mr. Lataif and Mr. Strange. On April 9, 2005, Mr. Strange was appointed Chairman of the Audit Committee, filling the position vacated by Mr. Adams in connection with his appointment as Chairman of the Board. Mr. Strange also serves on the Audit Committees of Compass Bancshares, Inc., New Jersey Resources Corporation, Newfield Exploration Company and BearingPoint, Inc. The Board of Directors has determined that such simultaneous service on these other Audit Committees and our Audit Committee will not impair the ability of Mr. Strange to serve effectively on our Audit Committee.

     All members of the Audit Committee are independent as that term is defined in the New York Stock Exchange’s listing standards and as that term is defined by Rule 10A-3 promulgated under the Securities Exchange Act of 1934. Our Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Strange has the necessary accounting and financial expertise to serve as chairman. Our Board of Directors has determined that Mr. Strange is an “audit committee financial expert” following a determination that Mr. Strange met the criteria for such designation under the Securities and Exchange Commission rules and regulations. The Audit Committee Report is set forth on pages 15 and 16 of this Proxy Statement.

Compensation Committee

     Our Compensation Committee has the following purposes:

•	review, evaluate, and approve our agreements, plans, policies, and programs to compensate the corporate officers of Group 1;

•	produce an annual report on executive compensation and to publish the report in our proxy statement for our annual meeting of stockholders;

•	otherwise discharge the Board of Directors’ responsibility relating to compensation of our corporate officers; and

•	perform such other functions as our Board of Directors may assign to the Compensation Committee from time to time.

     In connection with these purposes, the Compensation Committee approves the compensation levels and terms of employment for our executive officers, including salary and bonus levels. In addition, the Compensation Committee oversees our incentive compensation, stock purchase and deferred compensation plans. All members of the Compensation Committee are independent as that term is defined in the New York Stock Exchange’s listing standards. In May 2004, Mr. Strange was appointed to the Compensation Committee. The Compensation Committee, consisting of Mr. Watson (Chairman), Mr. Adams, Mr. Quinn and Mr. Strange, held nine meetings during fiscal year 2004.

     Our Board of Directors has adopted a Compensation Committee Charter, which is posted on our Web site, www.group1auto.com.

     The Compensation Committee’s Report on Executive Compensation is set forth on pages 18 through 27 of this Proxy Statement.

Nominating/Governance Committee

     Our Nominating/Governance Committee was formed in November 2002 to serve the following purposes:

•	assist our Board of Directors by identifying individuals qualified to become members of our Board of Directors and recommend director nominees to our Board of Directors for election at the annual meetings of stockholders or for appointment to fill vacancies;

•	recommend director nominees to our Board of Directors for each committee of our Board of Directors;

•	advise our Board of Directors about the appropriate composition of our Board of Directors and its committees;

•	advise our Board of Directors about and recommend to our Board of Directors appropriate corporate governance practices and assist our Board of Directors in implementing those practices;

•	lead our Board of Directors in its annual review of the performance of the Board of Directors and its committees;

•	direct all matters relating to the succession of our Chief Executive Officer;

•	review and make recommendations to the Board with respect to the form and amount of director compensation; and

•	perform such other functions as our Board of Directors may assign to the Nominating/Governance Committee from time to time.

     In connection with these purposes, the Nominating/Governance Committee actively seeks individuals qualified to become members of our Board of Directors, seeks to implement the independence standards required by law, applicable listing standards, our certificate of incorporation or bylaws, and our corporate governance guidelines, and identifies the qualities and characteristics necessary for an effective Chief Executive Officer.

     All members of the Nominating/Governance Committee are independent as that term is defined in the New York Stock Exchange’s listing standards. The Nominating/Governance Committee, consisting of Mr. Quinn (Chairman), Mr. Adams, Mr. Lataif and Mr. Watson, held four meetings during fiscal year 2004.

     The Nominating/Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to the Board of Directors. In considering candidates for the Board of Directors, the Nominating/Governance Committee will consider the entirety of each candidate’s credentials. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating/Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of the Board of Directors may vary in light of its composition and the committee’s perceptions about future issues and needs. However, while the Nominating/Governance Committee does not maintain a formal list of qualifications, in making its evaluation and recommendation of candidates, the committee may consider, among other factors, diversity, age, skill, experience in the context of the needs of the Board of Directors, independence qualifications and whether prospective nominees have relevant business and financial experience, have industry or other specialized expertise, and have high moral character.

     The committee may consider candidates for the Board from any reasonable source, including from a search firm engaged by the committee or stockholder recommendations, provided that the procedures set forth below are followed. The Nominating/Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not. However, in evaluating a candidate’s relevant business experience, the committee may consider previous experience as a member of our Board of Directors. Any invitation to join the Board of Directors must be extended by the Board of Directors as a whole, by the Chairman of the Nominating/Governance Committee and by the Chairman of the Board.

     Stockholders or a group of stockholders may recommend potential candidates for consideration by the Nominating/Governance Committee by sending a written request to our Secretary at our principal executive offices, 950 Echo Lane, Suite 100, Houston, Texas 77024 not earlier than the 150th calendar day and not later than the 120th calendar day before the first anniversary of the date our proxy statement is released to stockholders in connection with the preceding year’s annual meeting. The written request must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being named in our proxy statement as a nominee and to serving as a director if nominated and elected. The stockholder or group of stockholders making the recommendation must also disclose, with the written request described above, the number of shares of common stock that the stockholder or group beneficially owns and the period of time the stockholder or group has beneficially owned the securities. From time to time, the committee may request additional information from the nominee or the stockholder.

     The stockholder recommendation procedures described above do not preclude a stockholder of record from making nominations of directors or making proposals at any annual stockholder meeting; provided that they comply with the requirements described in the section entitled “Stockholder Proposals for 2006 Annual Meeting.”

     Our Board of Directors has adopted a Nominating/Governance Committee Charter, which is posted on our Web site, www.group1auto.com.

Stock Ownership Guidelines

     In November 2004, our Board of Directors approved certain stock ownership guidelines for our non-employee directors. Under the guidelines, each director is required to maintain ownership of a minimum of 3,000 shares of our common stock. Such minimum ownership is required to be achieved within three years of election to our Board of Directors or, in the case of our current directors, by November 2007. Restricted stock or phantom stock units granted to our directors as part of their annual retainer will count toward such minimum ownership requirement without regard to the vesting or other liquidity provisions related thereto.

Director Compensation

     During 2004, the annual retainer fee for our non-employee directors was $12,000. Our non-employee directors also received $1,500 for attendance at each Board meeting and $1,000 for attendance at each committee meeting. The chair of each committee received an additional $4,000 annual fee for serving in that capacity.

     Effective November 17, 2004, the Board of Directors approved the following changes to the compensation payable to Group 1’s non-employee directors:

•	an annual retainer of (a) $35,000 in cash and (b) restricted stock or phantom stock units valued at $60,000 at the time of the grant pursuant to the Group 1 Automotive, Inc. 1996 Stock Incentive Plan;

•	an additional cash retainer of $15,000 for the chair of the Audit Committee and for the presiding director, and $7,500 for the chairs of the Compensation Committee and the Nominating/Governance Committee;

•	a meeting fee of $2,500 for each Board and Audit Committee meeting attended, and $1,500 for each Compensation Committee and Nominating Governance Committee meeting attended; and

•	the use of one company vehicle, or the economic equivalent, equal to $17,600 annually, paid quarterly.

     In connection with the election of Mr. Adams as Chairman of the Board, the Board of Directors approved the payment of an additional cash retainer of $100,000 to the non-executive Chairman of the Board. All cash retainer amounts are paid quarterly and all meeting fees are payable on the date of the meeting. As a result of a change approved in March 2005, the equity portion of the annual retainer will be paid annually. Abbreviated meetings, as determined at the discretion of the chair, will result in the payment of one-half of the regular fees for such meeting. Due to the increase in the cash retainer approved at the November 2004 meeting, each of our non-employee directors received an annual cash retainer of $17,750 in 2004.

     Some of our directors have elected to participate in the Group 1 Automotive, Inc. Deferred Compensation Plan. The plan provides select employees and members of our Board of Directors who elect to participate, an opportunity to accumulate additional savings for retirement on a tax-deferred basis. Participants in the plan can choose from various defined investment options in which the deferred compensation is notionally invested. One investment option is a declared interest rate, which was set by the Compensation Committee at 10.0% for 2004 and for 2005. Group 1 has complete discretion over how the deferred funds are utilized and they represent an unsecured obligation of Group 1 to the participants. During 2004, Messrs. Adams, Lataif and Quinn elected to participate in the 10.0% declared interest rate investment option, deferring $75,250, $51,750 and $68,625, respectively, of their retainer and attendance fees.

     On March 10, 2005, the Board of Directors of Group 1 approved a grant of $60,000 of restricted stock or phantom stock units to each non-employee director of Group 1 in payment of the equity portion of the annual retainer for 2005, as well as a grant of $15,000 of restricted stock or phantom stock units in payment of the equity portion of the annual retainer for the remainder of 2004. Based on the closing prices of Group 1 common stock on November 17, 2004 and March 14, 2005, each non-employee director is entitled to receive 513 shares of restricted stock or phantom stock units in payment of the equity portion of the annual retainer for the remainder of 2004, and 2,189 shares of restricted stock or phantom stock units in payment of the equity portion of the annual retainer for 2005. Each non-employee director has the option to select whether he shall receive restricted stock or phantom stock units. Each of these grants was made effective as of the later of March 14, 2005 and the date on which the director made an election to receive restricted stock or phantom stock units. Subsequent grants of equity awards in payment of the equity portion of the annual retainer are expected to be made annually in March.

     The restricted stock or phantom stock units shall vest fully after six months. Any unvested restricted stock and any phantom stock units may not be sold or otherwise transferred. In the event that the director’s membership on the Board of Directors is terminated for any reason other than death or disability, such director shall, for no consideration, forfeit to Group 1 all of his unvested shares of restricted stock or phantom stock units. All unvested restricted stock or phantom stock units held by a director shall vest upon the death or disability of such director. The vested phantom stock units held by a director shall be settled in shares of Group 1 common stock upon the termination of such director’s membership on the Board of Directors.

     Our directors have historically from time to time been granted stock options under the Group 1 Automotive, Inc. 1996 Stock Incentive Plan. The following table sets forth information concerning stock options granted in 2004, 2003 and 2002 to our non-employee directors:

Non-Employee Director Stock Option Grants
	Grant	# of	Exercise
Director	Date	Shares	Price
John L. Adams	2004	—	—
	2003	—	—
	2002	3,000	$19.47

Robert E. Howard II (1)	2004	—	—
	2003	—	—

Louis E. Lataif	2004	—	—
	2003	—	—
	2002	10,000	24.55

Stephen D. Quinn	2004	—	—
	2003	—	—
	2002	10,000	44.96

J. Terry Strange	2004	—	—
	2003	10,000	32.50

Max P. Watson, Jr.	2004	—	—
	2003	—	—
	2002	3,000	19.47

(1)	During 2002, Mr. Howard was an employee of Group 1.

Communications with Directors

     Our Board welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board, to any Board committee, to the Chairman of the Board (who presides over the executive sessions of our independent and non-management directors), or to any director in particular, to:

c/o Group 1 Automotive, Inc.
950 Echo Lane, Suite 100
Houston, Texas 77024

Any correspondence addressed to our Board, to any Board committee, to the Chairman of the Board, or to any one of the directors care of our offices are required to be forwarded to the addressee or addressees without review by any person to whom such correspondence is not addressed.

AUDIT COMMITTEE REPORT

     The Audit Committee has reviewed and discussed with management and Ernst & Young LLP, our independent auditors, our audited financial statements as of and for the year ended December 31, 2004. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

     Ernst & Young LLP submitted to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with Ernst & Young LLP such firm’s independence. The Audit Committee has also considered whether the provision of non-audit services to our Company by Ernst & Young LLP is compatible with maintaining their independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in Group 1’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

     Respectfully submitted by the Audit Committee of the Board of Directors of Group 1,

J. Terry Strange (Chairman)
John L. Adams
Louis E. Lataif
Stephen D. Quinn

Audit and Other Fees

     Set forth below is a summary of certain fees paid to Ernst & Young LLP, our independent auditors, for services related to the fiscal years ended December 31, 2003 and December 31, 2004. In determining the independence of Ernst & Young LLP, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining Ernst & Young LLP’s independence.

	2003	2004
Audit Fees	$788,328	$1,887,187
Audit Related Fees	18,000	159,271
Tax Fees	124,735	112,250
All Other Fees	—	—

     Audit Fees. Audit fees consisted of amounts incurred for services performed in association with the annual financial statement audit (including required quarterly reviews), and other procedures required to be performed by the independent auditor to be able to form an opinion on our consolidated financial statements, as well as specific procedures performed by the external auditors in connection with their review of Group 1’s internal control structure in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Other procedures included consultations relating to the audit or quarterly reviews, and services performed in connection with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities.

     Audit Related Fees. Audit related fees consisted of amounts incurred for assurance and related services that are reasonably related to the performance of the audit or review of Group 1’s financial statements or that are traditionally performed by the independent auditor. Audit related services in 2004 primarily consisted of consultations related to management’s documentation and assessment of Group 1’s internal controls over financial reporting as required by Group 1’s adoption of Section 404 of the Sarbanes-Oxley Act of 2002.

     Tax Fees. Tax fees consisted of amounts incurred for tax compliance and tax consultation services provided.

     All Other Fees. No other fees were incurred during the periods presented.

     The Audit Committee considers whether the provision of these services is compatible with maintaining Ernst & Young LLP’s independence, and has determined such services for fiscal 2004 and 2003 were compatible. All of the services described above were pre-approved by the Audit Committee pursuant to paragraph (c)(7)(ii)(C) of Rule 2-01 of Regulation S-X under the Exchange Act, to the extent that rule was applicable during fiscal 2003 and 2004.

     Ernst & Young LLP does not provide any internal audit services to Group 1. We use a separate firm, Crowe Chizek and Company LLP, for internal audit services.

     In November 2003, the Audit Committee adopted a policy requiring pre-approval by the Audit Committee of all services (audit and non-audit) to be provided to Group 1 by its independent auditor. In accordance with this policy, the Audit Committee has given its annual approval for the provision of audit services by Ernst & Young LLP through May 31, 2005 and has also given its approval for up to a year in advance for the provision by Ernst & Young LLP of particular categories or types of audit-related, tax and permitted non-audit services, in each case subject to a specific budget. Any proposed services to be provided by the independent auditor not covered by one of these approvals, including proposed services exceeding pre-approved budget levels, will require special pre-approval by the Audit Committee. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

EXECUTIVE OFFICERS

     Except as described under the heading “Executive Compensation—Employment Agreements” below, our executive officers serve at the pleasure of our Board of Directors and are subject to annual appointment by our Board of Directors at its first meeting following each annual meeting of stockholders. The following table sets forth certain information as of the date of this proxy statement regarding our executive officers:

Name	Age	Position
Earl J. Hesterberg, Jr.	51	President and Chief Executive Officer

John T. Turner	61	Executive Vice President

Robert T. Ray	45	Senior Vice President, Chief Financial Officer and Treasurer

Joseph C. Herman	62	Senior Vice President, Operations

     Earl J. Hesterberg, Jr.

     Mr. Hesterberg’s biographical information may be found on page 5 of this Proxy Statement.

     John T. Turner

     Mr. Turner has served as our Executive Vice President since February 2002 and as our Senior Vice President — Corporate Development from December 1996 to February 2002. Prior to joining Group 1, Mr. Turner functioned in executive corporate development roles at several large, acquisition-oriented public companies for approximately 15 years. Prior to this period, he was a partner in a public accounting firm.

     Robert T. Ray

     Mr. Ray has served as our Senior Vice President, Chief Financial Officer and Treasurer since May 2004. Over the previous 13 years, Mr. Ray held several senior positions in finance and corporate development at Dynegy Inc., a Houston-based energy company. From January 1991 through January 1994, Mr. Ray was responsible for Dynegy’s financial planning and analysis activities. From January 1994 through October 1999, Mr. Ray served as Dynegy’s Assistant Treasurer and from October 1999 through August 2000, Mr. Ray served as Vice President-Corporate Finance. From August 2000 through September 2002, Mr. Ray served as Vice President-Strategic Investments and from September 2002 through December 2002, Mr. Ray served as Senior Vice President-Corporate Development. Finally, from December 2002 through May 2004, he served as Senior Vice President and Treasurer with responsibility for all corporate finance, treasury, credit, insurance and trust investment activities. His prior work experience also includes positions in banking and public accounting.

     Joseph C. Herman

     Mr. Herman has served as Senior Vice President, Operations since May 2004. He has more than 30 years of experience in automotive retailing, including having served in a wide range of operating capacities at both single and multi-franchise dealerships. He also brings senior operating experience at the manufacturer level. Prior to joining Group 1, Mr. Herman served for approximately seven years as President and Chief Operating Officer of Planet Automotive, a private dealership group in the United States. From 1992 through 1995, Mr. Herman served as Chief Operating Officer for UnitedAuto Group, Inc., an automotive retailer serving domestic and international markets.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Background

     The executive compensation program is designed to attract, motivate and retain executives who are important to our long-term success. In this process, we want to align an executive’s compensation with Group 1’s attainment of business goals and an increase in stockholder value. To achieve this goal, we have established a pay-for-performance philosophy by using both short-term compensation plans and long-term incentive compensation plans that are dependent upon our performance. Our short-term compensation plans consist of base salary and our annual bonus plan, and our long-term incentive compensation plans include our stock incentive, employee stock purchase, deferred compensation, and 401(k) plans. The Compensation Committee reviews executive compensation and makes appropriate adjustments based on company performance, achievement of predetermined goals, and changes in an executive’s duties and responsibilities. The compensation of other Group 1 employees is based on a similar philosophy.

     The Compensation Committee employs Towers Perrin, a consulting firm experienced in executive compensation that has access to national compensation surveys and our financial records, and reviews each element of compensation to ensure that the total compensation delivered reflects company performance, while also retaining market competitiveness. During the last review, in November 2004, the Compensation Committee confirmed that the executive compensation program met the targeted objectives, but determined it would be beneficial to have some portion of the bonus compensation tied to the achievement of goals specific to the individual or the function being performed.

     Base Salary. Our goal is to set base salaries for all executive officers at levels that are competitive with similar positions at other comparable companies. In order to achieve this goal, we generally seek to provide base salaries that fall in the 50th percentile of companies that are included in a compensation study prepared annually by Towers Perrin. For purposes of this study, our peer group of companies includes all of our publicly-traded competitors in the new vehicle auto retailing industry, as well as several other public retail companies in the used vehicle and parts and service segments of the automotive industry. In addition to the peer group information included in the Towers Perrin study, the Compensation Committee historically has considered individual performance and the financial performance of Group 1 in setting base salaries. Executive salary levels have been and will continue to be based on market salary levels, individual performance and the financial performance of Group 1.

     Incentive Compensation Plan. The Compensation Committee has adopted a cash incentive compensation program for Group 1’s executive officers that is based on Group 1’s annual earnings per share, as adjusted in the Compensation Committee’s sole discretion for extraordinary or unusual items included in actual operating results. Depending on the earnings per share target achieved, executive officers were eligible to earn bonuses up to 150% of their base compensation for 2004, dependent upon their position. Combined base salary and maximum achievable incentive compensation is generally targeted to fall in the 75th percentile of companies in the compensation study. This is in line with our philosophy that executive compensation above competitive levels should come primarily from the incentive portion of the compensation package when Group 1 is achieving its goals. Group 1’s performance in 2004 fell short of the required minimum earnings per share target necessary for its executive officers to earn incentive bonuses under this plan and no bonuses were paid to our executive officers for 2004 other than certain signing bonuses for executive officers who joined Group 1 in 2004. In March 2005, the Compensation Committee approved our 2005 incentive compensation plan. Marking a change from the 2004 bonus plan, a portion of 2005 bonuses will be paid based on the achievement of specified individual and/or departmental goals established by the Compensation Committee and management. If the goals applicable to such individual are satisfied, such executive officer may earn a bonus of up to 40% of his base salary. The remaining portion of each executive officer’s potential bonus for 2005 is subject to the achievement of earnings per share targets. Under this portion of the bonus program, bonuses are paid based on the achievement of specified levels of earnings per share for 2005, as adjusted in the Compensation Committee’s sole discretion for extraordinary or unusual items included in Group 1’s operating results. Depending on the earnings per share target that is achieved, our Executive Vice President may earn a bonus of up to 110% of his base salary, and our Senior Vice Presidents may earn bonuses of up to 60% of their base salaries. Elements of this redesigned incentive compensation plan will also be used to formulate the incentive compensation plans of Group 1’s other corporate level employees. Our new Chief Executive Officer will not participate in our 2005 incentive compensation plan. Under his employment agreement, in lieu of participating in the 2005 incentive compensation plan, Mr. Hesterberg will be entitled to a bonus of $1,000,000 on April 21, 2006 if he is then employed by Group 1. In addition, Mr. Hesterberg is entitled to a one-time signing bonus of $1,000,000.

     Equity Incentive Plan. We have historically granted stock options to employees, including our executive officers, to align their long-term interests with those of our stockholders. Additionally, granting stock options allows our employees to develop and maintain a potentially significant equity ownership position in Group 1. We granted options to purchase an aggregate of 80,000 shares of common stock to two executive officers upon their acceptance of employment with Group 1 in 2004. In addition, we reviewed the use of restricted stock and phantom stock units as alternatives for Group 1’s equity-based compensation program. In March 2005, the Compensation Committee approved awards of restricted stock or phantom stock units, at the recipient’s option. These awards were made in lieu of, or in the case of the two executive officers receiving options in 2004, in addition to, the awards that typically would have been made in November 2004 under the equity incentive plan. Aggregate awards of restricted stock and phantom stock units to be granted to our executive officers and approved by the Compensation Committee in March 2005 totaled 103,000 shares and phantom units. The amounts of the awards were determined by the Compensation Committee based on the recommendation of Towers Perrin and the specific design of Group 1’s plan with respect to the types of awards granted, as well as individual performance and the financial performance of Group 1. Generally, the restrictions relating to these awards lapse with respect to 40% of the award after two years and with respect to 20% of the award in each year thereafter, although Mr. Turner’s restricted stock or phantom stock units vest 50% annually. Our new Chief Executive Officer was granted 70,000 shares of restricted stock or phantom stock units in connection with his hiring. Such shares of restricted stock or phantom stock units will vest as follows: (i) 20,000 shares will vest on April 21, 2007, (ii) 10,000 shares will vest on April 21, 2008, (iii) 10,000 shares will vest on April 21, 2009, and (iv) 30,000 shares will vest on April 21, 2010. Any unvested restricted stock and any phantom stock units may not be sold or otherwise transferred. Unless otherwise provided by the Committee, in the event that the executive officer’s employment with Group 1 is terminated for any reason other than death or disability, such executive officer shall, for no consideration, forfeit to Group 1 all of his unvested shares of restricted stock or phantom stock units. All unvested restricted stock or phantom stock units held by an executive officer shall vest upon the death or disability of such executive officer. The vested phantom stock units shall be settled in shares of Group 1 common stock upon the applicable officer’s termination of employment with Group 1. The Compensation Committee believes awards of options, restricted stock or phantom stock units more completely align management’s interests with those of Group 1 and its stockholders, while increasing Group 1’s ability to retain key members of its executive management team.

     Employee Stock Purchase Plan. Generally, under this plan, all employees, including our executive officers, are offered the opportunity to purchase a limited amount of Group 1 common stock at a 15% discount to market. This is an additional equity incentive we offer to all of our employees to further promote the enhancement of stockholder value.

     Deferred Compensation Plan. Group 1’s deferred compensation plan is designed as a retention tool for key employees and general managers. It allows participants the opportunity to accumulate additional savings for retirement on a tax-deferred basis. Participants in the plan are allowed to defer receipt of a portion of their salary and/or bonus compensation. Officers may contribute up to 50% of base compensation and up to 100% of incentive compensation. Participants can choose from various defined investment options in which the deferred compensation is notionally invested. One investment option is a declared interest rate, which was set by the Compensation Committee at 10.0% for both 2004 and 2005. Group 1 has complete discretion over how the deferred funds are utilized and they represent an unsecured obligation of Group 1 to the participants.

     401(k) Plan. Group 1 has a defined contribution profit sharing plan designed to assist eligible employees of Group 1 in providing for their retirement. Group 1 matches the contributions of its employees to the plan, up to a maximum of three percent of eligible compensation, or $6,150 for 2004 and $6,300 for 2005. Matching contributions may be in the form of cash or shares of Group 1 common stock or a combination of both, as determined by the Compensation Committee. To date, all Group 1 matches have been in cash for all employees.

     Vehicle Allowance. Our executive officers and their spouses are provided a vehicle, or the economic equivalent.

Chief Executive Officer Compensation

     As described above, our executive compensation philosophy is based on providing competitive base salaries with incentive compensation programs. The compensation of our Chief Executive Officer is consistent with this philosophy. The following discussion summarizes the compensation of Mr. Hollingsworth, our former Chairman, President and Chief Executive Officer, for 2004.

     Base Salary. Mr. Hollingsworth’s base salary was $725,000 during 2004 . The base salary portion of Mr. Hollingsworth’s compensation was targeted to approximate the 50th percentile of salaries paid to chief executive officers by peer group companies in the compensation study.

     Incentive Compensation Plan. Mr. Hollingsworth did not earn a cash bonus for 2004, as compared to a cash bonus of $990,000 for 2003. Consistent with our other executive officers, Mr. Hollingsworth’s potential bonus for 2004 was tied to earnings per share, and Group 1’s diluted earnings per share in 2004 did not meet the lowest targeted level for a cash bonus payment.

     Equity Incentive Plan. In 2004, we did not grant Mr. Hollingsworth options to purchase shares of our common stock under the Group 1 Automotive, Inc. 1996 Stock Incentive Plan. The Compensation Committee determined not to grant any stock options to Mr. Hollingsworth, or any other of our executive officers, with the exception of the grants to Messrs. Ray and Herman upon their acceptance of employment with Group 1, because the Compensation Committee was reviewing the use of restricted stock and phantom stock units as alternatives for Group 1’s equity-based compensation programs. In March 2005, the Compensation Committee approved an award of 50,000 shares of restricted stock. This award was made in lieu of the award that typically would have been made in 2004 under the equity incentive plan. The amount of the award was determined by the Compensation Committee based on the recommendation of Towers Perrin and the specific design of Group 1’s plan with respect to the type of award granted, as well as individual performance and the financial performance of Group 1.

     Deferred Compensation Plan. Mr. Hollingsworth participated in the Group 1 Automotive, Inc. Deferred Compensation Plan during 2004, deferring $590,000 of his incentive compensation earned during 2003, and paid in 2004. Mr. Hollingsworth did not defer any of his base salary in 2004. In 2004, Mr. Hollingsworth selected the 10.0% declared interest rate investment option for all of his deferrals under the plan. Since the average federal interest rate during 2004 was 6.16%, Mr. Hollingsworth earned $128,146 in above-market interest during 2004 on the aggregate amount deferred in all prior periods under this plan. As of December 31, 2004, Mr. Hollingsworth had an accumulated balance of $3,616,059 under the Deferred Compensation Plan.

     Split Dollar Life Insurance. On January 23, 2002, Group 1, with the approval of the Compensation Committee, entered into an agreement with a trust established by Mr. Hollingsworth and his wife (the “Split-Dollar Agreement”). Under the Split-Dollar Agreement, Group 1 committed to make advances of a portion of the insurance premiums on a life insurance policy purchased by the trust on the joint lives of Mr. and Mrs. Hollingsworth. The terms of the agreement require Group 1 to pay the portion of the premium on the policies not related to term insurance each year for a minimum of seven years. Group 1’s obligations under the Split-Dollar Agreement to pay premiums on the split-dollar insurance are not conditional, contingent or terminable under the express terms of the contract. Premiums to be paid by Group 1 are approximately $300,000 per year. The face amount of the policy is $7.5 million. Group 1 is entitled to reimbursement of the amounts paid, without interest, upon the first to occur of (a) the death of the survivor of Mr. and Mrs. Hollingsworth or (b) the termination of the Split-Dollar Agreement. In no event will Group 1’s reimbursement exceed the accumulated cash value of the insurance policy, which will be less than the premiums paid in the early years. The Split-Dollar Agreement terminates upon the later to occur of the following: (a) the date that Mr. Hollingsworth ceases to be an officer, director, consultant or employee of Group 1 for any reason other than total and permanent disability or (b) January 23, 2017. The insurance policy has been assigned to Group 1 as security for repayment of the amounts Group 1 contributes toward payments due on such policy.

     In accordance with the terms of the Split-Dollar Agreement, Group 1 paid the 2002 premium in the amount of $299,697 in January and April 2002. However, due to the uncertainty surrounding the applicability of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) to split-dollar life insurance arrangements, Group 1, Mr. and Mrs. Hollingsworth, and the trustees of the trust entered into letter agreements pursuant to which Mr. and Mrs. Hollingsworth and the trustees consented to the deferral of Group 1’s then-current obligations to pay premiums in 2003 and 2004 on the split-dollar life insurance policies until January 2005 or such earlier time as the parties mutually determine that such payments are not prohibited by the Sarbanes-Oxley Act.

     On March 2, 2004, the Compensation Committee received a legal opinion from Vinson & Elkins L.L.P., Group 1’s outside legal counsel, that, based on the facts, assumptions and legal analysis set forth in the opinion, such counsel believed there is a reasonable basis to conclude that Group 1’s payment of premiums as required by the terms of the Split-Dollar Agreement would not violate the prohibitions of Section 402 of the Sarbanes-Oxley Act. In such opinion, Vinson & Elkins stated that, although the matter is not free from doubt, the Split-Dollar Agreement appeared to meet the requirements of the grandfather clause in Section 402 because the Split Dollar Agreement was entered into before the date of enactment of the Sarbanes-Oxley Act, because the obligations of Group 1 to pay premiums on the split-dollar insurance are not conditional, contingent or terminable under the express terms of the contract, and because the agreed-upon deferrals were adverse to Mr. and Mrs. Hollingsworth and beneficial to Group 1. Vinson & Elkins also stated that its conclusion is subject to change if any definitive interpretive guidance is issued in the future by the SEC or the Department of Justice, or if Section 402 is interpreted judicially.

     In May 2004, at Group 1’s request, Vinson & Elkins submitted a no-action request to the SEC requesting that the staff of the SEC concur with Group 1’s view that the grandfather clause in Section 402 permitted the payment of the premiums on the life insurance policies pursuant to the Split-Dollar Agreement. In October 2004, the SEC informed Vinson & Elkins that it did not intend to issue guidance related to Section 402 of the Sarbanes-Oxley Act and asked Vinson & Elkins to withdraw the no-action request. Subsequently, in November 2004, the Compensation Committee took the matter up for consideration in light of these developments. At that time, after diligent review and analysis of Group 1’s obligations under the Split-Dollar Agreement, the SEC’s refusal to respond to Group 1’s request for guidance, and the opinion of Vinson & Elkins, dated November 8, 2004, the conclusion of which was unchanged but which was updated to reflect the SEC’s non-response to the no-action request, the Compensation Committee approved (1) Group 1’s resumption of the payment of a portion of the premiums on certain life insurance policies as contractually required under the terms of the Split-Dollar Agreement, and (2) Group 1’s payment of the premiums under such life insurance policies previously deferred by Group 1 pursuant to the letter agreements described above. In November 2004, Group 1 made a payment of $600,000 representing the premiums previously deferred, and in January 2005, Group 1 made a payment of $300,000 representing the portion of the premiums then due under the life insurance policies in accordance with the Split-Dollar Agreement.

     Tax Deductions for Compensation. In conducting the programs applicable to executives, the Compensation Committee considers the effects of Section 162(m) of the Internal Revenue Code, which denies publicly held companies a tax deduction for annual compensation in excess of one million dollars paid to their chief executive officer or any of their four other most highly compensated executive officers who are employed on the last day of a given year, unless their compensation is based on performance criteria that are established by a committee of outside directors and approved, as to their material terms, by that company’s stockholders. Based on current interpretive authority, our ability to deduct compensation expense generated in connection with the exercise of options granted under our stock incentive plan should not be limited by Section 162(m). Group 1’s stock incentive plan has been designed to provide flexibility with respect to whether restricted stock awards will qualify as performance-based compensation under Section 162(m) and, therefore, be exempt from the deduction limit. If the forfeiture restrictions relating to a restricted stock award are based solely upon the satisfaction of one of the performance criteria set forth in the stock incentive plan, then the compensation expense relating to such an award should be deductible by Group 1 if the restricted stock award becomes vested. However, compensation expense deductions relating to a restricted stock award will be subject to the Section 162(m) deduction limitation if the award becomes vested based upon any other criteria set forth in such award (such as vesting based upon continued employment with Group 1 or upon a change of control). Phantom stock awards under our stock incentive plan do not qualify as performance-based compensation under Section 162(m) and, therefore, are subject to the deduction limit. The restricted stock and the phantom stock units granted to our chief executive officer and our other executive officers in March and April 2005, each of which are subject to vesting based on continued employment with Group 1, will be subject to the Section 162(m) deduction limitation. In addition, the portion of total salary and bonus compensation that exceeds one million dollars for each of our Chief Executive Officer and our other executive officers does not so qualify and is subject to the limitation on deductibility under Section 162(m). As a result, we have in the past and may from time to time in the future, pay compensation to our executive officers that is not deductible.

     Respectfully submitted by the Compensation Committee of the Board of Directors of Group 1,

Max P. Watson, Jr. (Chairman)
John L. Adams
Stephen D. Quinn
J. Terry Strange

     The following table sets forth information for 2004, 2003 and 2002 regarding compensation of our Chief Executive Officer and our other most highly compensated executive officers during 2004 (the “named executive officers”).

SUMMARY COMPENSATION TABLE

					Long-Term
		Annual Compensation			Compensation
				Other	Securities
				Annual	Underlying	All Other
Name and Principal Position	Year	Salary (1)	Bonus (1)	Compensation	Options	Compensation (2)
B.B. Hollingsworth, Jr. (3)	2004	$725,000	—	—	—	$258,388	(4)
Chairman, President and Chief	2003	667,500	$990,000	—	—	231,738	(5)
Executive Officer	2002	607,500	900,000	—	—	234,731	(6)

John T. Turner (7)	2004	473,750	—	—	—	65,500
Executive Vice President	2003	443,750	660,000	—	—	63,208
	2002	405,000	600,000	—	—	71,874

Robert T. Ray (8)	2004	220,625	245,000	—	50,000	600
Senior Vice President, Chief	2003	—	—	—	—	—
Financial Officer and Treasurer	2002	—	—	—	—	—

Joseph C. Herman (9)	2004	235,208	245,000	$101,319	30,000	456
Senior Vice President, Operations	2003	—	—	—	—	—
	2002	—	—	—	—	—

Scott L. Thompson (10)	2004	201,667	—	—	—	78,674
Executive Vice President, Chief	2003	443,750	660,000	—	—	109,269
Financial Officer and Treasurer	2002	405,000	600,000	—	—	5,500

(1)	Includes amounts deferred under the Group 1 Automotive, Inc. Deferred Compensation Plan.

(2)	Includes 401(k) employer matching contributions. Group 1 contributed $6,150, $6,000 and $5,500 in 2004, 2003 and 2002, respectively, for Messrs. Hollingsworth, Turner and Thompson. Group 1 contributed $600 and $456, respectively, for Mr. Ray and Mr. Herman in 2004.

(3)	Mr. Hollingsworth resigned as Chairman of the Board, President and Chief Executive Officer on April 9, 2005.

(4)	Includes the dollar value ($124,092) as calculated in accordance with SEC rules attributable to the $299,565 premium payment made by Group 1 in 2004 under the Split-Dollar Agreement, and above-market interest on amounts deferred under the deferred compensation program, in the amount of $128,146.

(5)	Includes the dollar value ($124,145) as calculated in accordance with SEC rules attributable to the $299,644 premium payment required to be made by Group 1 in 2003 under the Split-Dollar Agreement, but deferred until 2004 due to the uncertainty surrounding the applicability of the Sarbanes-Oxley Act to split-dollar life insurance arrangements. Also includes above-market interest on amounts deferred under the deferred compensation program, in the amount of $101,593.

(6)	Includes the dollar value ($133,286) as calculated in accordance with SEC rules attributable to the $299,697 premium payment made by Group 1 in 2002 under the Split-Dollar Agreement, and above-market interest on amounts deferred under the deferred compensation program, in the amount of $95,945.

(7)	Mr. Turner earned above-market interest on amounts deferred under the deferred compensation program, in the amount of $59,350, $57,208 and $66,374 in 2004, 2003 and 2002, respectively, which is reported in All Other Compensation.

(8)	Mr. Ray joined Group 1 on May 16, 2004. He received a signing bonus for 2004, which was paid in 2005.

(9)	Mr. Herman joined Group 1 on May 1, 2004. Mr. Herman received a signing bonus for 2004, which was paid in 2005. In addition, included in Other Annual Compensation is an amount representing a taxable relocation payment.

(10)	Mr. Thompson resigned as Executive Vice President, Chief Financial Officer and Treasurer effective March 31, 2004. He agreed to continue to serve as an employee of Group 1 until January 1, 2005. In consideration of his services to Group 1, we paid Mr. Thompson $5,000 per month from April 1, 2004 until December 31, 2004, and reimbursed him $39,167 for accrued vacation and certain other expenses. Mr. Thompson earned above-market interest on amounts deferred under the deferred compensation program, in the amount of $72,524 and $103,269 in 2004 and 2003, respectively, which is reported in All Other Compensation. Mr. Thompson did not earn any above-market interest in his deferred compensation account during 2002.

Stock Options Granted in 2004

     The following table contains information concerning stock options granted to certain of our executive officers in 2004.

Potential Realizable
	Individual Grants				Value at
	Number	% of			Assumed Annual
	of	Total			Rates of
	Securities	Options	Exercise or		Stock Price
	Underlying	Granted to	Base Price		Appreciation for
	Options	Employees	per	Expiration	Option Term (3)
Name	Granted (1)	During 2004	Share (2)	Date	5%	10%
B.B. Hollingsworth, Jr.	—	—	—	—	—	—
John T. Turner	—	—	—	—	—	—
Robert T. Ray	50,000	22.9%	$29.94	05/18/2014	$941,455	$2,385,832
Joseph C. Herman	30,000	13.7	29.94	05/18/2014	564,873	1,431,499
Scott L. Thompson	—	—	—	—	—	—

(1)	The options expire 10 years from the date of grant. The options awarded to Messrs. Ray and Herman vest 40% beginning on May 18, 2006, and thereafter in 20% increments annually.

(2)	The exercise price of the options was based upon the fair market value of our common stock on the date of grant.

(3)	Calculated based upon the indicated rates of appreciation, compounded annually, from the date of grant to the end of each option term. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock. There can be no assurance that the amounts reflected in this table will be achieved. The calculation does not take into account the effects, if any, of provisions of the option plan governing termination of options upon employment termination, transferability or vesting.

Aggregate Stock Option Exercises and Fiscal Year-End Values

     The following table contains certain information concerning the value of options exercised during 2004 and the value of unexercised options at December 31, 2004.

	Shares		Number of Securities		Value of Unexercised
	Acquired		Underlying Unexercised		In-The-Money Options at
	On	Value	Options at December 31, 2004		December 31, 2004 (2)
Name	Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
B.B. Hollingsworth, Jr.	10,660	$216,871	459,340	—	$7,204,200	—
John T. Turner	11,115	306,918	308,885	—	5,081,076	—
Robert T. Ray	—	—	—	50,000	—	$78,000
Joseph C. Herman	—	—	—	30,000	—	46,800
Scott L. Thompson (3)	40,024	816,000	182,976	20,000	2,830,163	246,500

(1)	The value realized upon the exercise of a stock option is equal to the difference between the average of the high and low prices of the common stock on the New York Stock Exchange on the date of exercise and the exercise price of the stock option multiplied by the number of shares acquired.

(2)	The value of each unexercised in-the-money stock option is equal to the difference between the closing price of the common stock on the New York Stock Exchange on December 31, 2004 of $31.50 and the per share exercise price of the stock option.

(3)	Mr. Thompson resigned as Executive Vice President, Chief Financial Officer and Treasurer effective March 31, 2004.

Employment Agreements

     Group 1 entered into an employment agreement with Mr. Hesterberg on April 9, 2005. In accordance with the employment agreement, Group 1 has agreed, subject to the terms and conditions of the employment agreement, to employ Mr. Hesterberg through April 20, 2010. Mr. Hesterberg’s current annual base salary under the employment agreement is $1,000,000. The base salary may be increased from time to time by Group 1. The base salary may not be reduced during the first 12 months of the term of the employment agreement and may not be reduced other than pursuant to a reduction that is applied to substantially all other executive officers of Group 1.

     Under the employment agreement, Mr. Hesterberg is entitled to a one-time signing bonus of $1,000,000. In addition, in lieu of participation in Group 1’s annual incentive compensation program, Mr. Hesterberg will be entitled to a bonus of $1,000,000 on April 21, 2006 if he is then employed by Group 1. Mr. Hesterberg’s bonus for the twelve months ending April 21, 2007 under Group 1’s annual incentive compensation program will be at least $510,000, of which $350,000 will be payable following the end of Group 1’s 2006 fiscal year and the remainder of which will be payable following Group 1’s 2007 fiscal year. All subsequent bonus awards will be determined by the Compensation Committee of the Board of Directors of Group 1 in its sole discretion in accordance with the terms of Group 1’s annual incentive compensation program.

     Mr. Hesterberg is also entitled to participate, on the same basis generally as our other employees, in all general employee benefit plans and programs that are made available to all or substantially all of our employees. In addition, Mr. Hesterberg will be furnished two “demonstrator vehicles” of his choice. In connection with Mr. Hesterberg’s relocation to Houston, Texas, he will be entitled to receive reimbursement of relocation expenses not to exceed $200,000. Additionally, Mr. Hesterberg will be reimbursed for 50% of the amount by which the net proceeds from the sale of his house are less than the price at which it was purchased.

     Pursuant to the employment agreement, effective April 21, 2005, Group 1 granted Mr. Hesterberg 70,000 shares of restricted stock or phantom stock units in accordance with the terms and conditions of the Group 1 1996 Stock Incentive Plan. Such shares of restricted stock or phantom stock units will vest as follows: (i) 20,000 shares will vest on April 21, 2007, (ii) 10,000 shares will vest on April 21, 2008, (iii) 10,000 shares will vest on April 21, 2009, and (iv) 30,000 shares will vest on April 21, 2010.

     In the event of an “involuntary termination” of Mr. Hesterberg’s employment, Mr. Hesterberg will be entitled to continue to receive his base salary for the lesser of two years and the remainder of the term of the employment agreement, but he will not be entitled to any bonus for the calendar year in which his employment is terminated. In addition, upon an involuntary termination, all restricted stock and stock options will become 100% vested and the exercise of those stock options will continue to be permitted as if his employment had continued for the full term of the employment agreement. An “involuntary termination” includes:

•	termination of Mr. Hesterberg by Group 1 without cause (as defined in the employment agreement);

•	a material breach of Mr. Hesterberg’s employment agreement by Group 1;

•	the relocation of Mr. Hesterberg by more than 50 miles;

•	a material diminution in his position, duties or authority; or

•	a reduction in his base salary within six months after the dissolution, merger, sale of substantially all of the assets or certain other Corporate Changes (as defined in the employment agreement) of Group 1.

     Upon Mr. Hesterberg’s death or long-term disability, his restricted stock and stock options (if any) will become 100% vested. We are not obligated to pay any amounts to Mr. Hesterberg other than his pro rata base salary through the date of his termination upon:

•	voluntary termination of employment by Mr. Hesterberg;

•	termination of employment by us for cause, as defined in the employment agreement;

•	death of Mr. Hesterberg; or

•	long-term disability of Mr. Hesterberg.

     Under the employment agreement, if any payment made by Group 1 to or for the benefit of Mr. Hesterberg would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, Group 1 is required to pay Mr. Hesterberg an additional amount to cover any such taxes and any interest or penalties imposed with respect to such taxes.

     For a period of two years after his termination of employment with Group 1, Mr. Hesterberg has agreed not to compete with Group 1 and not to induce any employee of Group 1 to leave his or her employment with Group 1 or hire any employee of Group 1.

     Mr. Hollingsworth resigned as Chairman of the Board, President and Chief Executive Officer, effective April 9, 2005, but will remain a director. We are currently negotiating a severance agreement with Mr. Hollingsworth. The terms of his existing employment agreement in effect at the time of his resignation are described below.

     Our employment agreement with Mr. Hollingsworth extends through November 2, 2005. Mr. Hollingsworth’s current annual base salary under the employment agreement is $760,000. Under the employment agreement, Mr. Hollingsworth’s participation in bonus plans is governed by the incentive compensation plans adopted by the Compensation Committee of the Board applicable to Mr. Hollingsworth. Under the employment agreement, Mr. Hollingsworth is also entitled to participate, on the same basis generally as our other employees, in all general employee benefit plans and programs that are made available to all or substantially all of our employees.

     Under the terms of the employment agreement, in the event of an “involuntary termination” of Mr. Hollingsworth’s employment, Mr. Hollingsworth is entitled to receive his base salary plus his incentive bonus for the year prior to his termination for each year remaining on his employment agreement. In addition, upon an involuntary termination, Mr. Hollingsworth’s stock options become 100% vested and the exercise of those stock options will continue to be permitted as if his employment had continued for the full term of his employment agreement. An “involuntary termination” includes termination of Mr. Hollingsworth by Group 1 without cause (as defined in the employment agreement), a material breach of Mr. Hollingsworth’s employment agreement by Group 1 or the dissolution, merger, sale of substantially all of the assets or a change of control (as defined in the employment agreement) of Group 1. Under the terms of the employment agreement, we are not obligated to pay any amounts to Mr. Hollingsworth other than his pro rata base salary through the date of his termination upon:

•	voluntary termination of employment by Mr. Hollingsworth;

•	termination of employment by us for cause, as defined in the employment agreement;

•	death of Mr. Hollingsworth; or

•	long-term disability of Mr. Hollingsworth.

     Mr. Hollingsworth has agreed not to compete with Group 1 for a period of two years after termination of his employment and not to induce any employee of Group 1 to leave his or her employment with Group 1 or hire any employee of Group 1 for a period of three years after termination of his employment.

     Under the terms of the employment agreement, if any payment made by us to or for the benefit of Mr. Hollingsworth would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, we are required to pay Mr. Hollingsworth an additional amount to cover any such taxes and any interest or penalties imposed with respect to such taxes.

     Mr. Turner entered into an employment agreement with us dated November 3, 1997. His agreement expired on November 2, 2002. The employment agreement provides that, unless terminated or not renewed by us or Mr. Turner, the term of his employment will continue on a month-to-month basis unless terminated at any time by either us or him, with or without cause, upon 30 days’ notice. Under the terms of his employment agreement, Mr. Turner is generally prohibited from competing or assisting others to compete with Group 1 during the period of employment and for a period of three years after termination of employment and from inducing any other employee to terminate employment with Group 1 during the period of employment and for a period of five years after termination of employment. Mr. Turner’s current annual base salary is $500,000 and may be increased from time to time by Group 1. Mr. Turner’s participation in bonus plans will be governed by the incentive compensation plans adopted by the Compensation Committee of the Board applicable to executive officers. Mr. Turner is also entitled to participate, on the same basis generally as our other employees, in all general employee benefit plans and programs that are made available to all or substantially all of our employees.

     Mr. Thompson resigned as Executive Vice President, Chief Financial Officer and Treasurer effective March 31, 2004. In connection with his resignation, Mr. Thompson and Group 1 entered into an amendment to his employment agreement. Under the terms of the amendment, Mr. Thompson agreed to continue to serve as an employee of Group 1 until January 1, 2005. In consideration of his services to Group 1, we paid him $5,000 per month. He was also entitled to an additional payment of $39,166.68 in April 2004 as reimbursement of accrued vacation and certain other expenses. As permitted by his stock option agreements, his options continued to vest in accordance with their terms so long as he remained an employee and he continued to be entitled to exercise his options in accordance with their terms until three months after termination of his employment. The amendment also modified his non-competition obligations to provide that he is generally prohibited from competing or assisting others to compete with Group 1 until March 31, 2006 and from inducing any other employee to terminate employment with Group 1 until March 31, 2007. Prior to the amendment, Mr. Thompson was subject to the same non-competition periods as Mr. Turner.

     Please refer to the Compensation Committee’s Report on Executive Compensation for an additional discussion of executive compensation.

PERFORMANCE GRAPH

     The following stock performance graph compares the performance of Group 1’s common stock to the S&P 500 Index and to a peer group for Group 1’s last five fiscal years. The members of the peer group are Asbury Automotive Group, Inc., AutoNation, Inc., Lithia Motors, Inc., Sonic Automotive, Inc. and UnitedAuto Group, Inc. The source for the information contained in this table is Zack’s Investment Research, Inc.

     The returns of each member of the peer group are weighted according to each member’s stock market capitalization as of the beginning of each period measured. The graph assumes that the value of the investment in our common stock, the S&P 500 Index and the peer group was $100 on the last trading day of December 1999, and that all dividends were reinvested. Performance data for Group 1, the S&P 500 Index and for each member of the peer group is provided as of the last trading day of each of our last five fiscal years.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
ASSUMES INITIAL INVESTMENT OF $100

*TOTAL RETURN BASED ON $100 INITIAL INVESTMENT & REINVESTMENT OF DIVIDENDS

	Group 1
Measurement Date	Automotive, Inc.	S&P 500	Peer Group
12/99	$100.00	$100.00	$100.00
12/00	67.27	90.90	66.03
12/01	204.58	80.10	149.62
12/02	171.37	62.39	132.99
12/03	259.66	80.29	213.20
12/04	226.01	89.02	217.36

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

     The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our directors, our named executive officers, our current directors and executive officers as a group, and any 5% stockholders. Except as otherwise indicated, all information is as of March 31, 2005.

				Percent
	Aggregate Number		Acquirable within	of Class
Name and Address of Beneficial Owner (1)	of Shares Owned (2)		60 Days (3)	Outstanding (4)
Earl J. Hesterberg, Jr. (5)	—		—		*
John T. Turner	178,356		308,885	2.2
Robert T. Ray	450		—		*
Joseph C. Herman	374		—		*
John L. Adams	20,000		8,000		*
B.B. Hollingsworth, Jr.	506,984		459,340	4.2%
Robert E. Howard II	2,048,800	(6)	—	8.7
Louis E. Lataif	—		6,666		*
Stephen D. Quinn	3,000		10,000		*
J. Terry Strange	—		3,333		*
Max P. Watson, Jr.	10,000		15,000		*
Scott L. Thompson	136,356	(7)	15,000		*
AXA Financial, Inc.	1,527,437	(8)	—	6.6
1290 Avenue of the Americas
New York, NY 10104
Barclays Global Investors, N.A	1,297,365	(9)	—	5.6
45 Fremont Street, 18th Floor
San Francisco, CA 94105
Dimensional Fund Advisors Inc.	1,621,251	(10)	—	7.0
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
FMR Corp.	2,219,900	(11)	—	9.6
82 Devonshire Street
Boston, MA 02109
Wachovia Corporation	1,705,035	(12)	—	8.3
One Wachovia Center
Charlotte, NC 28288-0137
Wasatch Advisors, Inc.	1,767,908	(13)	—	7.6
150 Social H all Avenue
Salt Lake City, UT 84111
All directors and executive officers as a group (11 persons)	2,767,964		811,224	14.7%

*	Represents less than 1% of the outstanding common stock

(1)	Except as otherwise indicated, the mailing address of each person or entity named in the table is Group 1 Automotive, Inc., 950 Echo Lane, Suite 100, Houston, Texas 77024.

(2)	Reflects the number of shares beneficially held by the named person as of March 31, 2005. Does not include the 50,000, 33,000, 10,000, and 10,000 shares of restricted stock or phantom stock units granted to Messrs. Hollingsworth, Turner, Ray and Herman, respectively, nor does it include the 2,702 shares of restricted stock or phantom stock units granted to each of Messrs Adams, Howard, Lataif, Quinn, Strange and Watson, on April 5, 2005.

(3)	Reflects the number of shares that could be purchased upon the exercise of options held by the named person as of March 31, 2005, or within 60 days after March 31, 2005, under our stock option plan.

(4)	Based on the number of shares owned and acquirable within 60 days at March 31, 2005.

(5)	Mr. Hesterberg was granted 70,000 shares of restricted stock or phantom stock units effective April 21, 2005.

(6)	Includes 780,000 shares held by Howard Investments, L.L.C., which is controlled by Mr. Howard.

(7)	Includes 3,400 shares owned by his children. Mr. Thompson resigned as Executive Vice President, Chief Financial Officer and Treasurer effective March 31, 2004.

(8)	Such information was reported on Schedule 13G as of December 31, 2004 and filed on February 14, 2005 by AXA Financial, Inc. (“AXA”), the majority-owner of Alliance Capital Management L.P. (“Alliance”), AXA Equitable Life Insurance Company (“AXA Life”) and Advest, Inc. (“Advest”). Alliance has sole voting power as to 1,186,608 shares, shared voting power as to 13,515 shares and sole dispositive power as to 1,525,837 shares. AXA Life has sole voting power and sole dispositive power as to 1,400 shares, and Advest, has shared voting power and shared dispositive power as to 200 shares. Each of the subsidiaries of AXA operates under independent management and makes independent voting and investment decisions. AXA disclaims beneficial ownership except in its capacity as a parent holding company.

(9)	As reported on Schedule 13G as of December 31, 2004 and filed with the Securities and Exchange Commission on February 14, 2005, Barclays Global Investors, N.A., and related persons, are the beneficial owners of 1,297,365 shares and have sole voting power as to 1,214,824 shares and sole dispositive power as to 1,297,365 of the shares. Barclays Global Investors, N.A. has sole voting power as to 659,903 shares and sole dispositive power as to 735,493 shares. Barclays Global Fund Advisors has sole voting power as to 554,576 shares and sole dispositive power as to 561,527 of the shares and Barclays Private Bank Limited has sole voting and dispositive power as to 345 of the shares. The shares reported on the Schedule 13G are held by the reporting persons in trust accounts for the economic benefit of the beneficiaries of those accounts.

(10)	Dimensional Fund Advisors Inc. serves as investment manager to certain other commingled group trusts and separate accounts. All securities reported are owned by advisory clients of Dimensional Fund Advisors Inc., not one of which, to the knowledge of Dimensional Fund Advisors, Inc., owns more than 5% of the class. In its role as investment advisor or manager, Dimensional Fund Advisors Inc. has sole voting and dispositive power as to 1,621,251 shares. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all such shares, as reported on Schedule 13G as of December 31, 2004 and filed with the Securities and Exchange Commission on February 9, 2005.

(11)	Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment adviser, is the beneficial owner of 2,198,400 shares and acts as investment adviser to various investment companies (the “Funds”). The interest of Fidelity Low Priced Stock Fund, an investment company, amounted to 2,014,800 shares. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity and the Funds, each have sole dispositive power as to 2,198,400 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., are the beneficial owners of 21,500 shares and each has sole dispositive power as to 21,500 shares and sole power to vote or to direct the voting as to 21,500 shares owned by the institutional account(s) as reported above. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Edward C. Johnson 3d, Chairman of FMR Corp., owns 12.0% and Abigail Johnson, a Director of FMR Corp., owns 24.5% of the aggregate outstanding voting stock of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Such information was reported on Schedule 13G as of December 31, 2004 and filed with the Securities and Exchange Commission on February 14, 2005 by FMR Corp.

(12)	Wachovia Corporation as the parent holding company or control person for J.L. Kaplan Associates, LLC, Evergreen Investment Management Company and Wachovia Securities, LLC, all investment advisors, and Wachovia Bank, N.A., a bank, beneficially owns 1,705,035 shares, 167,645 shares for which it has sole voting power, 1,532,709 shares for which it has shared voting power, 1,704,335 shares for which it has sole dispositive power and 700 shares for which it has shared dispositive power, as reported on Schedule 13G/A as of December 31, 2004 and filed with the Securities and Exchange Commission on February 15, 2005.

(13)	Wasatch Advisors, Inc. is an investment advisor and has sole voting and dispositive power for 1,767,908 shares, as reported on Schedule 13G as of December 31, 2004 and filed with the Securities and Exchange Commission on February 14, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

     Our executive officers, directors and any person who owns more than ten percent of our common stock are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports regarding their ownership of our stock. To our knowledge, based solely on a review of the copies of these reports furnished to us and written representations from these individuals that no other reports were required, during the year ended December 31, 2004, all filing requirements were met with the following exceptions: A Form 3 for Michael J. Poppe which was due on April 1, 2004, was filed late on April 26, 2004. A Form 4 for Mr. Howard which was due on May 18, 2003, was filed late on December 6, 2004.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding equity compensation plans as of December 31, 2004.

Number of securities
remaining available for
future issuance under
	Number of securities to be		equity compensation
	issued upon exercise of	Weighted-average exercise	plans (excluding
	outstanding options,	price of outstanding options,	securities reflected in
	warrants and rights	warrants and rights	Column (A))
Plan Category	(A)	(B)	(C)
Equity compensation plans approved by security holders	2,437,077	$20.71	1,783,965	*
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	2,437,077	$20.71	1,783,965

*	Includes 447,517 shares available under the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Max P. Watson, Jr., one of our directors and the Chairman of our Compensation Committee, is the brother of John S. Watson, who, although not an employee of Group 1 served as our Corporate Secretary until his resignation in March 2005. In addition, John Watson, who is a former partner of Vinson & Elkins L.L.P., had been engaged to provide services from time to time to Group 1. During the twelve months ended December 31, 2004, we paid John Watson approximately $64,375 in fees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Set forth below is a description of certain transactions entered into between our company and our executive officers, directors and 5% stockholders.

Leases

     We generally seek to enter into lease agreements permitting us to maintain control of the leased facilities for up to 30 years. The lease agreements are typically nonrenewable at our option at various times during the lease term. We lease our facilities at what are believed to be market terms. Pursuant to the terms of the lease agreements, we are generally required to pay all applicable property taxes, maintain adequate insurance and, if necessary, perform certain repairs as provided in the leases. In the event of loss, we may be required to use our insurance proceeds to repair or replace the leased buildings.

     North Broadway Real Estate, an Oklahoma limited liability company owned 50% by Mr. Howard and 50% by an unrelated third party leases the real estate and facilities of one of our collision repair centers to us. This lease provides for a monthly rental rate of $13,300 and expires on March 31, 2007. The lease provides for one renewal term of five years with six months prior written notification.

     REHCO East, L.L.C., an Oklahoma limited liability company owned 90% by Mr. Howard and 10% by an unrelated third party, leases to us the property used by South Pointe Chevrolet-Hummer as an automobile dealership in Tulsa, Oklahoma. The lease relating to this property provides for monthly rental payments of $90,000 and expires on December 31, 2032. We can terminate this lease on December 31, 2017, December 31, 2022 and December 31, 2027, with six months prior written notification.

     REHCO East, L.L.C., leases to us the property used by Bob Howard Lincoln Mercury of Edmond as an automobile dealership in Oklahoma City, Oklahoma. The lease relating to this property provides for monthly rental payments of $18,250 and expires on December 31, 2027. We can terminate this lease on December 31, 2017 or December 31, 2022, with six months prior written notification.

     Bob Howard Pontiac-GMC, one of our subsidiaries, leases two properties owned by Mr. Howard and used by Bob Howard Pontiac-GMC and Bob Howard Dodge Chrysler Jeep as automobile dealerships in Oklahoma City, Oklahoma. These leases provide for monthly rental payments of $91,185 and expire on December 31, 2027. We can terminate these leases on December 31, 2007, December 31, 2012, December 31, 2017 and December 31, 2022, with six months prior written notification.

     Bob Howard Chevrolet, one of our subsidiaries, leases property owned by Mr. Howard and used by Bob Howard Chevrolet as an automobile dealership in Oklahoma City, Oklahoma. The lease relating to this property provides for monthly rental payments of $51,507 and expires on December 31, 2027. We can terminate this lease on December 31, 2007, December 31, 2012, December 31, 2017 and December 31, 2022 with six months prior written notification.

     Bob Howard Toyota, one of our subsidiaries, leases property owned by Mr. Howard and used by Bob Howard Toyota as an automobile dealership in Oklahoma City, Oklahoma. The lease relating to this property provides for monthly rental payments of $35,577 and expires on December 31, 2027. We can terminate this lease on December 31, 2007, December 31, 2012, December 31, 2017 and December 31, 2022, with six months prior written notification.

     Bob Howard Honda Acura, one of our subsidiaries, leases property owned by Mr. Howard and used by Bob Howard Honda Acura as an automobile dealership in Oklahoma City, Oklahoma. The lease relating to this property provides for monthly rental payments of $44,376 and expires on December 31, 2027. We can terminate this lease on December 31, 2017 and December 31, 2022, with six months prior written notification.

     Total lease payments from Group 1 to Mr. Howard during 2004 were $3,970,735.

Registration Agreement

     During 2001, Mr. Howard entered into a registration agreement with us. Under the agreement, we included 700,000 shares of Group 1 common stock owned by Mr. Howard in a registration statement that we were filing for our benefit, in return for Mr. Howard’s agreement not to sell any shares of Group 1 common stock owned by him, except for shares of common stock sold pursuant to the registration statement, until the earlier of (i) the first business day immediately following the consummation of the sale of all his shares of common stock covered by the registration statement or (ii) the first business day immediately following the termination of the registration agreement by Mr. Howard or us. The registration agreement allows us to defer the sale by Mr. Howard of any shares of common stock covered by this registration statement under certain circumstances. We agreed to pay all expenses incurred in connection with the registration statement, other than expenses directly attributable to the inclusion of Mr. Howard’s shares of our common stock in the registration statement. In addition, Mr. Howard agreed to pay any underwriters’ discounts and commissions applicable to his shares of common stock covered by the registration statement as well as the costs for experts or professionals, including counsel, employed by Mr. Howard or on his behalf in connection with the registration of his shares under the registration agreement. We have agreed to indemnify Mr. Howard for liabilities arising under the Securities Act with respect to any offering of his shares under the registration statement, other than liabilities arising from information furnished by Mr. Howard. Mr. Howard has agreed to indemnify us for liabilities arising under the Securities Act with respect to any such offering as a result of information furnished by him. As of March 31, 2005, Mr. Howard has sold 657,404 of the 700,000 shares covered by the registration agreement.

Pending Transaction

     On March 10, 2005, the Board of Directors of Group 1 waived the applicability of Group 1’s conflict of interest policy set forth in its Code of Conduct in respect of a proposed transaction between Mr. Howard and Group 1. The proposed transaction involves the construction by Mr. Howard of a Toyota dealership on a portion of a 12 acre parcel of land owned by Mr. Howard adjacent to Group 1’s Bob Howard Automall, which dealership facilities are leased by Group 1 from Mr. Howard. The Toyota facility, on which construction is expected to commence in 2006, would be built to suit Group 1’s specifications. Following its construction, Mr. Howard would also lease this facility to Group 1 under a lease agreement having an initial term of 10 years. In addition, Group 1 would have the right to extend the term for four successive five year terms. Mr. Howard would fund the development cost of the facility, which is expected to be approximately $3.5 million. Based on appraisals received by Mr. Howard and Group 1, Group 1 believes the land on which the facility will be situated has a value of approximately $4.2 million. It is anticipated that the initial rent under the lease agreement will be approximately $655,000 per year, subject to increases based upon the increase in the consumer price index during the term of the lease. At this time, no definitive agreements have been executed with Mr. Howard regarding the proposed transaction.

ITEM 2 - RATIFICATION OF THE APPOINTMENT
OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

     Our stockholders are being asked to ratify our Audit Committee’s appointment of Ernst & Young LLP as our independent auditors for fiscal 2005. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. It is also expected that such representative will be available to respond to appropriate questions.

     The ratification of our Audit Committee’s appointment of Ernst & Young LLP as our independent auditors for fiscal 2005 requires our receiving the affirmative vote of the holders of a majority of our common stock cast with respect to the proposal. Abstentions and broker non-votes would not be counted as votes cast with respect to the proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT
AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

VOTING OF SHARES COVERED BY PROXIES

     We are not aware of any other matters that will be properly brought before the annual meeting. However, if any additional matters are properly brought before the annual meeting, Messrs. Hesterberg and Ray will vote as recommended by our Board of Directors or, if no recommendation is given, in accordance with their judgment. The accompanying form of proxy has been prepared at the direction of our Board of Directors and is being sent to you at the request of our Board of Directors. Messrs. Hesterberg and Ray were designated to be your proxies by our Board of Directors.

OTHER MATTERS

Expenses of Solicitation

     We engaged Mellon Investor Services LLC to assist with the solicitation of proxies for a fee not to exceed $6,500, plus reimbursement for reasonable out-of-pocket expenses. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by our directors, officers or other employees, but such persons will not receive any special compensation for such services. We will reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them for sending proxy materials to beneficial owners of our common stock. We will pay the entire cost of the solicitation.

Annual Report

     Our annual report, including our financial statements and the financial statement schedules, accompany this proxy statement. Our stockholders are referred to the annual report for financial and other information about us.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

     Pursuant to the various rules promulgated by the Securities and Exchange Commission, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2006 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Secretary no later than December 23, 2005. No stockholder proposal was received for inclusion in this Proxy Statement.

     In addition to the requirements of the Securities and Exchange Commission described in the preceding paragraph, and as more specifically provided for in our bylaws, in order for a nomination of persons for election to our Board of Directors or a proposal of business to be properly brought before our Annual Meeting of Stockholders, it must be either specified in the notice of the meeting given by our Secretary or otherwise brought before the meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote and who complies with the following notice procedures. A stockholder making a nomination for election to our Board of Directors or a proposal of business must deliver proper notice to our Secretary at least 70 days but not more than 90 days prior to the anniversary date of the 2005 Annual Meeting. For a stockholder nomination for election to our Board of Directors or a proposal of business to be considered at the 2006 Annual Meeting of Stockholders, it should be properly submitted to our Secretary no earlier than February 17, 2006 and no later than March 9, 2006.

     For each individual that a stockholder proposes to nominate as a director, the stockholder must provide notice to our Secretary. Such notice must set forth all of the information required in solicitations of proxies under the Securities and Exchange Commission rules or any other law. For any other business that a stockholder desires to bring before an annual meeting, the stockholder must provide a brief description of such business, the reasons for conducting such business and any material interest in such business of the stockholder and any beneficial owner on whose behalf the stockholder has made the proposal. If a stockholder provides notice for either event described above, such notice must include the following information:

•	the name and address of the stockholder as it appears on our books;

•	the name and address of the beneficial owner, if any, as it appears on our books; and

•	the class or series and the number of shares of our stock that are owned beneficially and of record by the stockholder and the beneficial owner.

     If we increase the number of directors to be elected at an annual meeting, we must make a public announcement naming all of the nominees for director and specifying the size of the increased Board of Directors at least 80 days prior to the first anniversary of the preceding year’s annual meeting. However, if we fail to make such an announcement, a stockholder’s notice regarding the nominees for the new positions created by such increase will be considered timely if it is delivered to our Secretary at the address indicated on page 1 of this proxy statement not later than the close of business on the 10th day following the day on which the public announcement is first made.

     Detailed information for submitting stockholder proposals is available upon written request to our Secretary at 950 Echo Lane, Suite 100, Houston, Texas 77024. These requirements are separate from and in addition to the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a Stockholder proposal included in our Proxy Statement for the 2006 Annual Meeting of Stockholders.

By Order of the Board of Directors,

Jeffrey M. Cameron
Secretary

Houston, Texas
April 22, 2005

EXHIBIT A

GROUP 1 AUTOMOTIVE, INC.
AUDIT COMMITTEE CHARTER

          The Board of Directors (the “Board”) of Group 1 Automotive Inc. (the “Company”) has heretofore constituted and established an Audit Committee (the “Committee”) with authority, responsibility, and specific duties as described in this Audit Committee Charter.

Purposes

          The purposes of the Committee are:

1.	To oversee the quality, integrity and reliability of the financial statements and other financial information the Company provides to any governmental body or the public;

2.	To oversee the Company’s compliance with legal and regulatory requirements;

3.	To oversee the independent auditors’ qualifications and independence;

4.	To oversee the performance of the Company’s internal audit function and independent auditors;

5.	To oversee the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established;

6.	To provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department, and the Board, always emphasizing that the independent auditors are accountable to the Audit Committee; and

7.	To perform such other functions as the Board may assign to the Committee from time to time.

          Consistent with this purpose, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels.

          The Audit Committee shall prepare annually a report meeting the requirements of any applicable regulations of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s proxy statement relating to its annual meeting of stockholders.

Composition

          The Committee will be appointed annually by the Board on the recommendation of the Nominating/Governance Committee of the Board and shall serve until the annual meeting of the Board following the next annual meeting of the stockholders of the Company. The Chairman of the Committee (the “Chair”) shall be designated by the Nominating/Governance Committee or, if no such designation is made, shall be selected by the affirmative vote of the majority of the Committee.

          The Committee shall be comprised of at least three directors. The members of the Committee shall meet the independence and experience requirements of the New York Stock Exchange (the “NYSE”), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the SEC. At least one member of the Committee shall be an audit committee financial expert as defined by the SEC. The Board shall determine annually whether each member of the Committee is independent in accordance with the requirements described above. If a member of the Committee serves on more than three audit committees of public companies (including the Company’s Audit Committee), prior to appointing that member to the Committee, the Board shall determine that such person’s membership on those other audit committees will not impair that person’s ability to serve effectively on the Company’s Audit Committee, and the Company shall disclose such determination in the Company’s annual proxy statement.

          Notwithstanding the foregoing membership requirements, no action of the Committee shall be invalid by reason of any such requirement not being met at the time such action is taken.

Authority and Responsibilities

          The Committee shall have the authority to take all actions it deems advisable to fulfill its responsibilities and duties. As such, the Committee will have direct access to financial, legal, and other staff and consultants of the Company. Such consultants may assist the Committee in defining its role and responsibilities, consult with Committee members regarding a specific audit or other issues that may arise in the course of the Committee’s duties, and conduct independent investigations, studies, or tests. The Committee has the authority to employ such other accountants, attorneys, consultants or other outside advisors to assist the Committee as it deems advisable, which expenses the Company shall pay. The Committee may also meet with the Company’s investment bankers or financial analysts who follow the Company. The Committee may require any officer or employee of the Company or any of its subsidiaries, the Company’s outside legal counsel, and the Company’s external auditors to meet with the Committee or any member of the Committee. The Committee will report to the Board on a regular basis, and the Board shall provide an annual performance evaluation of the Committee.

          While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with accounting principles generally accepted in the United States and applicable rules and regulations. These are the responsibilities of the Company’s management and the Company’s independent auditors. The Company’s management is responsible for compliance with laws and regulations and compliance with the Company’s policies and procedures.

          Without limiting the generality of the preceding statements, the Committee shall have the authority, and is entrusted with responsibility to do the following actions:

          Financial Reporting Process.

1.	Annually (a) select and engage the Company’s independent auditors retained to audit the financial statements of the Company; (b) review, evaluate and determine the compensation of the independent auditors; and (c) evaluate the performance and on-going qualifications of the independent auditors. Any independent auditors selected by the Committee shall be a “registered public accounting firm” within the definition contained in Section 2 of the Sarbanes-Oxley Act of 2002, as required by law. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors.

2.	Dismiss the independent auditors if it determines, in its sole discretion, that such action is necessary. The Committee shall also consider whether or not the firm used as the independent auditors should be rotated every five years.

3.	Review the experience and qualifications of the senior members of the independent auditors’ team and the quality control procedures of the independent auditors.

4.	Require that the independent auditors rotate the lead audit partner and the reviewing audit partner engaged on the Company’s account every five years.

5.	Pre-approve all audit services and all permitted audit-related services, tax services and other non-audit services to be performed by the Company’s independent auditors. The Committee may delegate its pre-approval authority for these services to one or more members, whose decisions shall be presented to the full Committee at its scheduled meetings. Each of these services must receive specific pre-

approval by the Committee unless the Committee has provided general pre-approval for such category of services in accordance with policies and procedures that comply with applicable laws and regulations.

6.	Set guidelines for the Company’s hiring of employees or former employees of the independent auditors who were engaged on the Company’s account.

7.	Confirm the independence of the independent auditors, including a review of the nature of all services and related fees provided by the independent auditors.

8.	Periodically, but at least annually, obtain and review a written report from the independent auditors regarding all relationships between the independent auditors and the Company that may impact the independent auditors’ objectivity and independence, which report shall include a statement from the independent auditors with respect to such firm’s independence, and discuss such report with the independent auditors. The Committee shall also recommend any appropriate action to the Board in response to the written report necessary to satisfy itself of the independence and objectivity of the independent auditors.

9.	At least annually, obtain and review a report by the independent auditors describing such firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

10.	Review with the independent auditors, prior to the initiation of the annual audit, the independent auditors’ process for identifying and responding to key audit and internal control risks, and the scope and approach of the audit to assure completeness of coverage of key business controls and risk areas.

11.	Periodically discuss separately with management, the independent auditors and the internal auditors the adequacy and integrity of the Company’s accounting policies and procedures and internal accounting controls, the completeness and accuracy of the Company’s financial disclosure and the extent to which major recommendations made by the independent auditors or the internal auditors have been implemented or resolved.

12.	Approve the formation of all offshore subsidiaries or affiliates of the Company.

13.	Serve as a channel of communication between the independent auditor and the Board and/or management of the Company. The independent auditors are ultimately accountable to the Committee.

14.	Instruct the independent auditors to report directly to the Committee any problems or difficulties incurred in connection with the audit, including any restrictions on the scope of activities or access to required information, or any disagreements with management and resolve any disagreements between management and the independent auditors regarding financial reporting.

15.	Review and discuss with management and the independent auditors disclosures made in management’s discussion and analysis of financial condition and the financial statements and footnotes included in the annual report to stockholders and Form 10-K filings made with the SEC prior to the filing of such reports with the SEC. In addition, review findings of any examinations by regulatory agencies, such as the SEC.

16.	Review with management and the independent auditors at the completion of the annual audit:

•	the independent auditors’ audit of the financial statements and their report thereon,

•	any significant changes required in the independent auditors’ audit plan,

•	the existence of significant estimates and judgments underlying the financial statements, including the rationale behind those estimates as well as the details on material accruals and reserves,

•	the critical accounting policies used in the financial statements, an analysis of the effect of alternative methods of applying accounting principles generally accepted in the United States on the Company’s financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters,

•	insider and affiliated party transactions and potential conflicts of interest, and

•	other matters related to the conduct of the audit, which are to be communicated to the committee under generally accepted auditing standards.

17.	Review and approve the appointment, performance and replacement of the senior internal auditing executive, who shall have direct access to the Committee.

18.	Periodically meet and review with the senior internal auditing executive the internal reports to management prepared by the internal auditing department and any findings of major significance stemming from internal audits, together with management’s response and follow-up to those reports.

19.	Discuss with management and the senior internal auditing executive policies with respect to risk assessment and risk management.

20.	Review with management and the independent auditors the effect of regulatory and accounting initiatives. Review and approve any off-balance sheet structures contemplated by the Company, other than operating leases previously approved by the Board in conjunction with acquisitions, and other than operating leases below $10 million not with executive officers or directors.

21.	Review and discuss with management and the independent auditors the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including disclosures made in management’s discussion and analysis of financial condition and the results of the independent auditors reviews of the quarterly financial statements.

22.	Review and discuss with financial management the Company’s earnings to be included in its press releases, including the use of “pro forma” or “adjusted” information that is not consistent with accounting principles generally accepted in the United States, as well as financial information and earnings guidance provided to analysts and ratings agencies. These duties may be satisfied by a discussion with financial management of the types of information to be disclosed and the types of presentations to be made in the future. These duties do not require the Committee to discuss with financial management in advance each earnings release or each instance in which the Company may provide earnings guidance.

23.	Review with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

24.	Review with the Company’s management and/or legal counsel legal and regulatory matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

25.	Discuss with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 relating to the conduct of the audit.

          System of Internal Controls.

1.	Review and evaluate the effectiveness of the Company’s process for assessing significant risks or exposures and the steps management has taken to minimize such risks to the Company. Consider and review with management and the independent auditors the following:

•	the effectiveness of or weaknesses in the Company’s internal controls including the status and adequacy of management information systems and other information and security, the overall control environment and accounting and financial controls;

•	any disclosures provided by the Chief Executive Officer or the Chief Financial Officer to the Committee regarding (i) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data and (ii) any fraud, including that which involves management or other employees who have a significant role in the Company’s internal controls; and

•	any related significant findings and recommendations of the independent auditors, together with management’s response thereto, including the timetable for implementation of recommendations to correct weaknesses in internal controls.

2.	Assess internal processes for determining and managing key financial statement risk areas.

3.	Ascertain whether the company has an effective process for determining risks and exposures from asserted and unasserted litigation and claims and from noncompliance with laws and regulations.

4.	Review with management and the independent auditors any significant transactions that are not a normal part of the Company’s operations and changes, if any, in the Company’s accounting principles or their application.

          Corporate Compliance Process.

1.	Approve for recommendation to the Board the Company’s policies and procedures regarding compliance with the law and with significant Company policies, including, but not limited to, codes of conduct expressing principles of business ethics, legal compliance, the Foreign Corrupt Practices Act, environmental, health, and safety issues, and other matters relating to business conduct, and programs of legal compliance designed to prevent and detect violations of law.

2.	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing matters and the confidential, anonymous submissions by employees of concerns regarding accounting and auditing matters. Monitor actions taken by the Company in response to any letters or reports to management provided by the internal auditors or independent auditors.

3.	Investigate at its discretion any matter brought to its attention, which investigation may include reviewing the books, records and facilities of the Company and interviewing Company officers or employees.

4.	Evaluate whether management has the proper review systems in place to ensure that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

5.	Review with the Company’s management and others any legal, tax or regulatory matters (including compliance with Manufacturer Public Company Agreements) that may have a material impact on Company operations and the financial statements, related Company compliance policies, and programs and reports received from regulators.

6.	Review policies and procedures with respect to officers’ expense accounts, including their use of corporate assets, and consider the results of any review of these areas by the independent auditors.

          Other Committee Responsibilities.

          The Committee will review and reassess the adequacy of this Charter on an annual basis, and will submit the charter to the Board for approval. The Committee Charter will be included in the proxy statement as required under regulations of the SEC.

          The Committee will prepare a report to stockholders, to be included in the proxy statement on an annual basis as required by the SEC. This report will specifically address the following activities carried out by the Committee during the year:

1.	The Committee’s review of the independence of its members.

2.	Confirmation of the annual review of this Charter.

3.	The Committee’s review of the Company’s audited financial statements with management.

4.	The Committee’s discussion with the independent auditors of the matters required to be communicated to audit committees.

Procedures

1.	Meetings. The Committee will meet at the call of its Chair, two or more members of the Committee, or the Chairman of the Board. The Committee will meet at least quarterly, or more frequently as necessary to carry out its responsibilities. At these meetings, the Committee should meet with management, the independent auditors and the internal auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. The Committee will also meet with management and the independent auditors prior to the release of the Company’s quarterly or annual earnings to discuss the results of the quarterly review or audit as applicable.

The Chair and/or management of the Company may call additional meetings as deemed necessary. In addition, the Committee will make itself available to the independent auditors of the Company as requested by such independent auditors.

All meetings of the Committee shall be held pursuant to the Bylaws of the Company with regard to notice and waiver thereof, and written minutes of each meeting shall be duly filed in the Company records. Reports of meetings of the Committee, including committee actions and recommendations, shall be made to the Board at its next regularly scheduled meeting following the Committee meeting.

2.	Quorum and Approval. A majority of the members of the Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. The Committee may also act by unanimous written consent in lieu of a meeting.

3.	Rules. The Committee may determine additional rules and procedures, including designation of a Chair pro tempore in the absence of the Chair, at any meeting thereof.

4.	Reports. The Committee shall make reports to the Board, directly or through its chair.

5.	Review of Charter. Each year, the Committee shall review the need for changes in this Audit Committee Charter and recommend any proposed changes to the Board for approval.

6.	Performance Review. Each year, the Committee shall review and evaluate its own performance and shall submit itself to the review and evaluation of the Board.

7.	Fees. Each member of the Committee shall be paid the fee set by the Board for his or her services as a member of, or Chair of, the Committee.

P
R
O
X
Y

GROUP 1 AUTOMOTIVE, INC.

950 ECHO LANE, SUITE 100
HOUSTON, TEXAS 77024

ANNUAL MEETING OF STOCKHOLDERS — MAY 18, 2005

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned stockholder(s) of Group 1 Automotive, Inc., a Delaware corporation (the “Company”), hereby appoints Earl J. Hesterberg, Jr., and Robert T. Ray, and each of them, attorneys-in-fact and proxies of the undersigned, with full power of substitution, to represent and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at JPMorgan Chase, 707 Travis, Mezzanine Level, Houston, Texas 77002, at 10:00 A.M., central time, on Wednesday, May 18, 2005, and at any adjournment thereof.

(CONTINUED ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

* FOLD AND DETACH HERE *

This Proxy, when properly executed, will be voted as directed herein by the undersigned. If no direction is given, this proxy will be voted “FOR” proposals 1 and 2. The Board of Directors recommends a vote “FOR” proposals 1 and 2.

Please Mark Here for Address Change Or Comments	☐
SEE REVERSE SIDE

1. Election of Directors

	FOR	WITHHOLD
	all nominees	AUTHORITY
	(except as	to vote for all
	marked	nominees
to the contrary)
Nominees:
01 Louis E. Lataif 02 Stephen D. Quinn	☐	☐

2. Ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2005.

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, such attorneys-in-fact and proxies are authorized to vote upon such other business as properly may come before the meeting.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

I will attend the meeting. ☐

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

You are requested to complete, date, sign, and return this proxy promptly. All joint owners must sign. Persons signing as executors, administrators, trustees, corporate officers, or in other representative capacities should so indicate.

Date:	, 2005

Signature

Signature

* FOLD AND DETACH HERE *

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/gpi		Telephone 1-866-540-5760		Mail
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at: www.group1auto.com